UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

INFINERA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2010

10:00 a.m., Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Infinera Corporation, a Delaware corporation (the “Company” or “Infinera”). Notice is hereby given that the meeting will be held on May 19, 2010, at 169 Java Drive, Sunnyvale, CA 94089 at 10:00 a.m., Pacific Time for the following purposes:

1.	To elect two Class III directors for a term of three years or until successors have been duly elected and qualified;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 25, 2010; and

3.	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) is March 24, 2010. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. The rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Pursuant to these rules, instead of mailing a printed copy of the Company’s proxy materials to each stockholder we have elected to provide access to our proxy materials over the Internet. Accordingly, with the exception of certain of our largest stockholders who will receive printed copies of the Company’s proxy materials by mail, stockholders of record at the close of business on March 24, 2010 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials by April 9, 2010, at least 40 calendar days prior to the Annual Meeting date.

Whether or not you expect to attend the Annual Meeting in person it is important that your shares are represented. If you do not wish to vote in person or you will not be attending the Annual Meeting you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail; likewise, you may vote by mail or by telephone IF you are receiving these materials by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,
/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III

Chief Legal & Administrative Officer and Corporate Secretary

Sunnyvale, California
March 31, 2010

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Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 19, 2010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors of Infinera Corporation (the “Company” or “Infinera”) is providing you access to these proxy materials in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 19, 2010 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices, located at 169 Java Drive, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 24, 2010. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

-	The election of two Class III directors to serve until the 2013 Annual Meeting of Stockholders or until successors have been duly elected and qualified; and

-	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2010.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:	Proposal One—Directors are elected by a plurality vote, which means that the two directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. The Board of Directors unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal One.

Proposal Two—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2010 requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board of Directors unanimously recommends that you vote your shares “FOR” Proposal Two.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street” name?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record,” with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you by the Company.

Beneficial owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of the Company’s common stock at the close of business on March 24, 2010 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 97,794,833 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (i) are present in person at the Annual Meeting, or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker “non-votes” are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote?”

A:	A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) is considered to be a “routine” matter for which such discretionary voting power should exist and a nominee will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (Proposal One) is a “non-routine” item for which such discretionary voting power should not exist. If you do not instruct your nominee how to vote with respect to this item, your nominee may not vote with respect to this proposal and those votes will be counted as “broker non-votes” for Proposal One.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from the Company, and indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a legal proxy from your broker, trustee or nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal One and “FOR” Proposal Two. If you are a beneficial owner of shares and your broker, trustee or nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposal One and will be counted as a broker non-vote and will be voted with respect to Proposal Two at the discretion of your broker, trustee or nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record—If you are a stockholder of record, you may change your vote by (1) filing with the Company’s Chief Legal Officer, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s Chief Legal Officer prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s Chief Legal Officer or should be sent so as to be delivered to the Company’s principal executive offices, Attention: Chief Legal Officer.

Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

A stockholder of record that has voted via the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will bear all expenses of soliciting proxies for the Annual Meeting. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

Additional Information

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:	If you received more than one Notice or set of proxy materials, your shares likely are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	The Company’s proxy materials will be available on the Company’s website at http://www.infinera.com/annual_meeting, and all stockholders and beneficial owners will have the ability to vote free of charge on-line with their control number referred to in the Notice at http://www.proxyvote.com. The Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 (the “2009 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2009 Annual Report by going to the Company’s website at http://www.infinera.com/annual_meeting. The 2009 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors and is divided into three classes, each consisting of two or three directors. Each class of our Board of Directors serves a staggered three-year term. Class III, whose term expires at our Annual Meeting, consists of Kenneth A. Goldman, Reed E. Hundt and Carl Redfield.

There are two nominees for election to Class III of the Board of Directors this year, Kenneth A. Goldman and Carl Redfield. Nomination of the Class III directors to stand for election at the Annual Meeting was approved by the Board of Directors. Information regarding the business experience of Messrs. Goldman and Redfield, and the other members of the Board of Directors is included below. If elected, Messrs. Goldman and Redfield shall serve a three-year term until the Company’s Annual Meeting of Stockholders in 2013 or until their successors are duly elected and qualified.

In March 2010, Reed E. Hundt informed the Board of Directors that he will not be standing for re-election to the Board of Directors when his term expires at the Annual Meeting. In order to assure a smooth transition, Mr. Hundt will continue to serve on the Board of Directors and the Compensation Committee and Nominating and Governance Committee of the Board of Directors through the Annual Meeting.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors subsequently declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may further reduce the number of directors that constitute the entire Board of Directors.

Votes may not be cast in person or by proxy at the Annual Meeting for more than two nominees to the Board of Directors.

If you are a stockholder of record or have obtained a legal proxy from your broker, trustee or nominee that holds your shares giving you the right to vote the shares, and you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the persons recommended by the Board of Directors. If you are a beneficial owner of shares and your broker, trustee or nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to this proposal and will be counted as a broker non-vote. If you wish to give specific instructions with respect to the voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board of Directors unanimously recommends a vote FOR the election to the Board of Directors of the named nominees.

The two nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected as directors of Infinera. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominees who may be designated by the then current Board of Directors to fill the vacancy.

Nominees for Class III Directors whose Terms Expire in 2013

Set forth below is information regarding each person nominated for election as a Class III director at the Annual Meeting, including their ages as of March 1, 2010, the periods during which they have served as a director, and certain information as to principal occupations, directorships held by them in corporations whose shares are publicly registered and qualifications for serving as a member of our Board of Directors. As part of the selection process for new board members, the Board of Directors considered a number of factors. In addition to the attributes that we discuss for each director below, the Board of Directors also considered common criteria for new board members that include their willingness to fully participate and contribute to the Board of Directors and its committees, their ability to work constructively with the rest of the members of the Board of Directors and their personal and professional integrity.

Kenneth A. Goldman Director since 2005 Age 60	Kenneth A. Goldman has been a member of our Board of Directors since February 2005. Mr. Goldman has been the Vice President and Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions since September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman serves on the board of directors of BigBand Networks, Inc., a provider of broadband multimedia infrastructure. Mr. Goldman also acts as a senior advisor to Greenhill & Co., Inc., a leading independent investment bank. Mr. Goldman served on the board of directors of Starent Networks Corp., a provider of networking solutions, from February 2006 until December 2009 when it was acquired by Cisco Systems, Inc.; Juniper Networks, Inc., an IP network solutions company, from September 2003 until his resignation from the position in January 2008; and Leadis Technology, Inc., a fabless semiconductor company, from January 2004 until his resignation from the position in September 2008. Mr. Goldman is currently on the board of trustees of Cornell University and was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from the Harvard Business School. Mr. Goldman was selected to the Board of Directors because of his strong financial background and experience, including his experience as the Chief Financial Officer at a number of public and private companies and his experience as a member of the audit committee with a number of public and private company boards.

Carl Redfield Director since 2006 Age 63	Carl Redfield has been a member of our Board of Directors since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England executive sponsor, of Cisco Systems, Inc., a networking and telecommunications company. From February 1997 through September 2004, Mr. Redfield served as Cisco’s Senior Vice President, Manufacturing and Logistics. In December 2008, Mr. Redfield was appointed to the board of directors of Nanosolar Inc., a solar cell power company. Mr. Redfield holds a B.S. in Materials Engineering from Rensselaer Polytechnic Institute and has completed post-graduate studies at the Harvard Business School. Mr. Redfield was selected to the Board of Directors because of his significant operational experience in telecommunications, including his experience with building a company that has experienced rapid growth, scaling an operations organization and experience successfully supporting carrier customers.

Class III Director Not Standing for Re-election and whose Term Expires in 2010

Reed E. Hundt Director since 2007 Age 62	Reed E. Hundt has been a member of our board of directors since February 2007. Mr. Hundt has been a principal of Charles Ross Partners, a private investor, since 1998 and is principal of REH Advisors LLC, a business advisory firm. Since 1998, Mr. Hundt has acted as Co-Chairman of the Forum on Communications and Society at The Aspen Institute, a public policy organization. Since 2009, Mr. Hundt has been an independent advisor on information industries to Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, a law firm. Mr. Hundt served as Chairman of the Federal Communications Commission from 1993 to 1997. Mr. Hundt currently serves on the board of directors of Intel Corporation, a semiconductor company. Mr. Hundt holds a B.A. in History from Yale University and a J.D. from Yale Law School. Mr. Hundt was selected to join our Board of Directors because of his significant experience in telecommunications and his extensive knowledge of compensation and corporate governance issues impacting public companies.

Information Regarding Other Directors Continuing In Office

Set forth below is information regarding each of our continuing directors, including their ages as of March 1, 2010, the periods during which they have served as a director, and certain information as to principal occupations, directorships held by them in corporations whose shares are publicly registered and qualifications for serving as a member of our Board of Directors.

Incumbent Class I Directors whose Terms Expire in 2011

Thomas J. Fallon Director since 2009 Age 48	Thomas J. Fallon has served as our President and Chief Executive Officer since January 1, 2010, as a member of our Board of Directors since July 2009, and as our Chief Operating Officer from October 2006 until December 2009. From April 2004 to September 2006, Mr. Fallon was our Vice President of Engineering and Operations. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc. From May 2001 to August 2003, Mr. Fallon served as Cisco’s General Manager of the Optical Transport Business Unit. Mr. Fallon holds a B.S.M.E. and M.B.A. from the University of Texas at Austin. Mr. Fallon was selected to the Board of Directors because of his significant experience in telecommunications, his prior experience in optical communications, and his then pending selection as the next Chief Executive Officer of the Company.

Kambiz Y. Hooshmand Director since 2009 Age 48	Kambiz Y. Hooshmand has been a member of our Board of Directors since December 2009. From March 2005 to May 2009, Mr. Hooshmand served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a communications solutions company. From February 2000 to March 2005, Mr. Hooshmand served as Vice President and Group General Manager at Cisco Systems, Inc. From June 1997 to February 2000, Mr. Hooshmand served as Cisco’s Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, a networking solutions company. Mr. Hooshmand serves on the board of directors of Power-One-Inc., a power conversion and management solutions company. Mr. Hooshmand holds a B.S. in Electrical Engineering & Computer Science from California State University, Chico and an M.S. in Engineering Management from Stanford University. Mr. Hooshmand was selected to the Board of Directors because of his experience as a recent chief executive officer and because of his considerable experience in communications, selling to carrier customers and scaling telecommunications equipment and engineering organizations.

Philip J. Koen Director since 2010 Age 58	Philip J. Koen has been a member of our Board of Directors since February 2010. From March 2006 to January 2010, Mr. Koen served as Chief Executive Officer and Director of SAVVIS, Inc., an IT infrastructure services company. From July 1999 until March 2006, Mr. Koen was employed by Equinix, Inc., a provider of network neutral data centers and Internet exchange services as President and Chief Operating Officer and as Chief Financial Officer. From July 1997 to June 1999, Mr. Koen served in various executive roles at Pointcast, Inc., an Internet company. Mr. Koen holds a B.A. in Economics from Claremont McKenna College and an M.B.A. from the University of Virginia. Mr. Koen was selected to the Board of Directors because of his strong financial experience, his experience as a recent chief executive officer and because of his considerable experience as a purchaser of the Company’s products and expertise in the optical communications field.

Incumbent Class II Directors whose Terms Expire in 2012

Dan Maydan, Ph.D. Director since 2001 Age 74	Dan Maydan, Ph.D. has been a member of our Board of Directors since September 2001. From December 1993 to April 2003, Dr. Maydan served as President of Applied Materials Inc., a company that manufactures semiconductor equipment, and was appointed President Emeritus of the company in April 2003. Dr. Maydan was a member of the board of directors of Applied Materials Inc. from June 1992 until March 2006. Dr. Maydan serves on the board of directors of Electronics for Imaging, Inc., a digital imaging and print management solutions company. Dr. Maydan holds a B.S. and M.S. in Electrical Engineering from the Israel Institute of Technology and a Ph.D. in Physics from Edinburgh University of Scotland. Dr. Maydan was selected to the Board of Directors because of his considerable experience as a chief executive officer of a public company and because of his experience with building and growing a substantial public company. Dr. Maydan also was selected to the Board of Directors because of his understanding of fabrication processes and his deep technical process knowledge.

Jagdeep Singh Director since 2001 Age 42	Jagdeep Singh co-founded our company and has served as our Executive Chairman since January 2010 and as our President and Chief Executive Officer from January 2001 until December 2009, and as Chairman of our Board of Directors since March 2001. From December 1999 to December 2000, Mr. Singh served as co-founder and Chief Executive Officer of OnFiber Communications, Inc., an optical telecommunications carrier. From January 1998 to March 1999, Mr. Singh served as co-founder and Chief Executive Officer of Lightera Networks, or Lightera, an optical switching equipment company, and upon Ciena Corporation’s acquisition of Lightera in March 1999, served as President of Ciena’s Core Switching Division. Mr. Singh holds a B.S. in Computer Science from the University of Maryland, an M.S. in Computer Science from Stanford University and an M.B.A. from the University of California, Berkeley. Mr. Singh was selected to the Board of Directors because if his significant experience in telecommunications, both from the service providers and equipment providers perspective, his experience as a chief executive officer and with building strong organizations and because of his former position as the chief executive officer of the Company.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of eight members although we expect the number to be reduced to seven at the expiration of Mr. Hundt’s term (which concludes at the Annual Meeting, as a result of Mr. Hundt’s decision not to stand for re-election). Our Board of Directors has determined that Messrs. Goldman, Hundt, Hooshmand, Koen and Redfield and Dr. Maydan qualify as independent directors in accordance with the published listing requirements of the NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. There are no family relationships among our executive officers and directors. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws provide for a classified board of directors. As of March 1, 2010, our Board of Directors had 8 directors divided into three classes of directors—Class I, Class II and Class III—with each class of directors serving three-year terms that end in successive years. As of March 1, 2010, the classes were comprised as follows:

Class I (term expires 2011)	Class II (term expires in 2012)	Class III (term expires in 2010)
Thomas J. Fallon	Dan Maydan, Ph.D.	Kenneth A. Goldman
Kambiz Y. Hooshmand	Jagdeep Singh	Reed E. Hundt*
Philip J. Koen		Carl Redfield

*	In March 2010, Mr. Hundt decided not to stand for re-election when his term expires at the Annual Meeting.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws do not require that our Chairman of the Board and Chief Executive Officer positions be separate, the Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. The Board of Directors has charged the Chairman of the Board with responsibility for presiding over meetings of the Board of Directors, developing meeting agendas, facilitating communication between management and the Board of Directors, representing director views to management and improving meeting effectiveness, among other things. Our current Chairman of the Board, Mr. Singh, was elected for a three-year term in May 2009 ending on the date of the annual stockholder meeting in 2012.

In July 2007, Alexandre Balkanski, Ph.D. was appointed as our Lead Independent Director and he served in that role until he resigned from the Board of Directors in December 2009. The Lead

Independent Director was responsible for scheduling and leading meetings of the independent directors without management present. In addition, the Chief Executive Officer’s annual performance review was developed by the Lead Independent Director with input from the independent directors. In connection with the separation of the Chairman of the Board and Chief Executive Officer positions described above, Mr. Singh has taken on these responsibilities as Executive Chairman of the Board and the Board of Directors does not intend to appoint a new Lead Independent Director.

Risk Oversight

Risk is inherent with every business and the Board of Directors as a whole is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of overall risk management. In connection with the Board of Directors’ annual strategic plan review, senior management makes a multidisciplinary presentation to the Board of Directors that includes any significant strategic, operational, financial, legal and compliance risks facing Infinera, our general risk management strategy and actions taken by senior management in compliance with this strategy. At other meetings of the Board of Directors, senior management provides updates to the Board of Directors on any specific risk-related issues. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In addition, each of the committees of our Board of Directors considers any risks that may be within its area of responsibilities and Board members or Board committee members periodically engage in discussions with members of the senior management team as appropriate. Specifically, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also discusses policies with respect to risk assessment and risk management and reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. At the request of the Board of Directors, the Company has undertaken a risk assessment review. This review was conducted by Compensia with input from the Company’s legal, finance and human resource departments. The Board of Directors has mandated that this report be reviewed and provided to the Audit and Compensation Committees and to the full Board of Directors.

Information Regarding the Board of Directors and its Committees

Our independent directors meet in executive sessions, without management present, at least two times per year. The Board of Directors has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Acquisition Committee. The following table provides membership and meeting information for the Board of Directors and each of the committees of the Board of Directors during 2009:

Name	Board	Audit	Compensation	Nominating/ Governance	Acquisition
Alexandre Balkanski, Ph.D.(1)	M	M	—	M	M
Thomas J. Fallon	M	—	—	—	—
Kenneth A. Goldman	M	C	—	—	M
Kambiz Y. Hooshmand	M	—	M	M	—
Reed E. Hundt(2)	M	—	C	M	—
Hugh C. Martin(3)	M	M	M	—	—
Dan Maydan, Ph.D.(4)	M	M	—	—	—
Carl Redfield(2)	M	M	M	C	—
Jagdeep Singh	C	—	—	—	C
Total meetings in fiscal year 2009	24	10	6	6	0

C	Chairperson
M	Member
(1)	Dr. Balkanski resigned from our Board of Directors and all committees on which he was serving in December 2009. Dr. Balkanski served on the Audit Committee from July 2009 through October 2009.
(2)	In March 2010, Mr. Redfield replaced Mr. Hundt as chairman of the Compensation Committee.
(3)	Mr. Martin did not stand for re-election to the Board of Directors when his term expired at the 2009 Annual Meeting.
(4)	In February 2010, Dr. Maydan resigned as a member of the Audit Committee and was appointed as a member of the Compensation Committee.

Philip J. Koen is not included above as he did not join the Board of Directors until February 2010. Mr. Koen has served as a member of the Audit Committee since February 2010.

Below is a description of each standing committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at http://www.infinera.com in the Investor Relations section.

Audit Committee

The Audit Committee reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. A copy of the Audit Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The current members of the Audit Committee are Messrs. Goldman, Koen and Redfield, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. Mr. Goldman chairs the Audit Committee. The Audit Committee met ten times during the fiscal year ended December 26, 2009. The Audit Committee did not act by written consent during the fiscal year ended December 26, 2009.

The Board of Directors has determined that Mr. Goldman is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, including the relevant independence requirements. The designation does not impose on Mr. Goldman any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries and performance based incentives and other matters related to our executive officers and for administering the Company’s equity plans, including reviewing and granting stock options to our executive officers and other individuals eligible for such grants (excluding our non-employee members of the Board of Directors). The Compensation Committee also reviews and determines various compensation policies and matters including, among other things, annual salaries, bonuses, equity, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation). The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. Among the committee’s responsibilities are the preparation of the Compensation Discussion and Analysis and Compensation Committee Report required by the rules of the SEC. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the NASDAQ independence requirements. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The Compensation Committee currently consists of Messrs. Hooshmand, Hundt and Redfield and Dr. Maydan. Mr. Redfield chairs the Compensation Committee. The Compensation Committee met six times during the fiscal year ended December 26, 2009. The Compensation Committee acted by written consent once during the fiscal year ended December 26, 2009. Our Chief Executive Officer is asked by the Compensation Committee to provide his assessment of the performance of executive officers, other than himself, to the advisor of the Compensation Committee, but does not participate in the determination of his own compensation. He is assisted by our Vice President of Human Resources in making the assessments of the performance of the executive officers to the advisor of the Compensation Committee. No other executive officers participate in the determination of the amount or form of the compensation of executive officers.

In March 2010, Mr. Hundt informed the Board of Directors of his intent not to stand for re-election to the Board of Directors at the Annual Meeting. In connection with Mr. Hundt’s decision not to stand for re-election, the Board of Directors appointed Carl Redfield as the Chairman of the Compensation Committee in March 2010.

During 2009, the Compensation Committee continued to engage the services of Professor Brian Hall of Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, and the amount of cash and equity compensation awarded to executive officers. The Compensation Committee expects to continue to utilize the services of Professor Hall during 2010 to advise it with regard to executive compensation programs. The Compensation Committee selected Professor Hall who reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for the Company other than pursuant to his engagement by the Compensation Committee. The Company also has engaged the services of Compensia to assist the Company with gathering market data information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develop recommendations for structuring the Company’s compensation programs.

Non-Executive Equity Award Committee

The equity grant level for new hire grants and annual retention grants are reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee has delegated to the Non-Executive Equity Award Committee, consisting of the Chief Executive Officer, the Chief Legal Officer and the Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention awards to employees pursuant to certain guidelines. The delegation does not include the authority to make equity incentive awards to new employees who are or are reasonably expected to become Section 16 officers of the Company. The Non-Executive Equity Award Committee meets on the first Monday of each month to approve new hire grants and promotional grants that are within pre-approved guidelines that are approved by the Compensation Committee. This committee met twelve times during fiscal 2009. This delegation of authority is not exclusive and the Board of Directors and Compensation Committee have retained the right to approve such equity incentive awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Hooshmand, Hundt and Redfield and Dr. Maydan. None of these individuals was at any time during fiscal year 2009, or at any other time, an officer or employee of the Company. No member of our Compensation Committee had any relationship with us during fiscal year 2009 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee assists in the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors and evaluates the performance of the Board of Directors and individual directors, including those eligible for re-election at the annual meeting of stockholders and annual director compensation. The Nominating and Governance Committee is responsible for recommending the compensation of the non-employee members of the Board of Directors. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating, making recommendations to the Board of Directors concerning corporate governance matters and overseeing the evaluation of management. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of our Nominating and Governance Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The current members of our Nominating and Governance Committee are Messrs. Hooshmand, Hundt and Redfield, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met six times during the fiscal year ended December 26, 2009. In March 2010, Mr. Hundt informed the Board of Directors of his intent not to stand for re-election to the Board of Directors at the Annual Meeting.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to our Board of Directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors and the appropriate qualities and skills required of our directors in the context of the then-current make-up of our Board of Directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board of Directors and Nominating and Governance Committee also consider diversity when reviewing the overall composition of the Board of Directors and considering the slate of nominees for annual election to the Board of Directors and the appointment of individual directors to the Board of Directors. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board of Directors at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of our Board of Directors may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to our Board of Directors. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board of Directors typically have been suggested by other members of our Board of Directors or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee also considers candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next Proxy Statement and is accompanied by the required information about the candidate specified in our Amended and Restated Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six

(6) months and must notify the Nominating and Governance Committee by writing to the Chief Legal Officer of Infinera at the Company’s principal executive offices, and must include:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a Proxy Statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in our Proxy Statement and proxy and (B) if elected, to serve on the Board of Directors;

•	The other information set forth in the applicable sections of Section 2.4 of our Amended and Restated Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Acquisition Committee

The Acquisition Committee reviews, makes recommendations to the Board of Directors on and, when expressly authorized by the Board of Directors, approves acquisition, investment, joint venture and other strategic transactions in which we engage as part of our business strategy from time to time. The Acquisition Committee also evaluates the execution, financial results and integration of any such completed transactions. A more detailed description of the Acquisition Committee’s functions can be found in our Acquisition Committee charter. A copy of the Acquisition Committee charter is available on the investor relations page of our website at http://www.infinera.com.

The current members of the Acquisition Committee are Messrs. Goldman and Singh. Mr. Singh chairs the Acquisition Committee. The Acquisition Committee did not meet during the fiscal year ended December 26, 2009.

Meetings of the Board of Directors

The Board of Directors met twenty-four times during the fiscal year ended December 26, 2009. During 2009, each director then in office, other than Mr. Martin, attended 75% or more of the meetings of the Board of Directors and the committees on which he served during the period for which he was a director and committee member, as applicable.

Code of Business Conduct and Ethics

Infinera has adopted a code of business conduct and ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and directors. The code of business conduct and ethics reflects Infinera’s policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our code of business conduct and ethics.

A copy of our code of business conduct and ethics is posted on our web site at http://www.infinera.com. You may also obtain copies of our code of business conduct and ethics without charge by writing to: Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089 Attention: Corporate Secretary. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our web site identified above or on a Form 8-K if required by the applicable listing standards.

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o Chief Legal Officer

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Attendance at Annual Stockholder Meetings by the Board of Directors

Directors are encouraged, but not required, to attend the annual meetings of stockholders. One member of our Board of Directors attended our 2009 Annual Meeting of Stockholders.

Report of the Audit Committee

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Mr. Goldman is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our 2009 Annual Report.

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 2009 Annual Report. In addition, the Audit Committee has discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, Ernst & Young LLP has provided and the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst and Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Kenneth A. Goldman, Chairman

Philip J. Koen

Carl Redfield

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 25, 2010 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2001 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor our other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 26, 2009 and December 27, 2008. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2009	2008
Audit fees(1)	$1,496,000	$1,645,000
Audit-related fees(2)	—	115,000
Tax fees	40,000	52,000
All other fees	19,000	2,000

Total fees	$1,555,000	$1,814,000

(1)

Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.

(2)	Audit-related fees consist of fees incurred for professional services relating to the Company’s initial year SOX 404 compliance efforts.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Unanimously Recommends A Vote “For”

The Ratification Of The Appointment Of Ernst & Young LLP As

Infinera’s Independent Registered Public Accounting Firm

For Its Fiscal Year Ending December 25, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 1, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The information provided in this table is based on Infinera’s records, information filed with the SEC and information provided to Infinera, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by named executive officers, directors and principal stockholders and Schedules 13G filed with the SEC. Our named executive officers are the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers in a particular year.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 1, 2010 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 97,719,767 shares of common stock outstanding on March 1, 2010.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089.

	Number of Shares Beneficially Owned	Percent Beneficially Owned
5% Stockholders
FMR LLC(1)	14,490,000	14.8%
Benchmark Capital Partners(2)	5,845,870	6.0%
Directors and Named Executive Officers
Kenneth A. Goldman(3)	115,166	*
Kambiz Y. Hooshmand	—	*
Reed E. Hundt(4)	143,333	*
Philip J. Koen	—	*
Dan Maydan(5)	123,608	*
Carl Redfield(6)	217,100	*
Jagdeep Singh (7)	2,142,628	2.2%
Duston M. Williams(8)	463,528	*
Thomas J. Fallon(9)	689,432	*
David F. Welch, Ph.D.(10)	2,756,272	2.8%
Michael O. McCarthy III(11)	216,698	*
All current directors and executive officers as a group (12 persons)(12)	6,870,368	6.6%

*	Less than 1% of the outstanding shares of common stock.
(1)

According to a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC (“FMR”) and Edward C. Johnson III, all such shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, and Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR. Fidelity is the beneficial owner of 14,490,000 shares and has sole voting power with respect to 800 shares and sole dispositive power with respect to all reported shares. Mr. Johnson, Chairman of FMR, FMR (through its control of Fidelity) and the funds each has sole dispositive power with respect to 14,486,600 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity Funds, which power resides with the Board of Trustees of such funds. PGATC is the beneficial owner of 3,400 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 3,400 shares and sole voting power with respect to none of the shares beneficially owned by PGATC. The address of Fidelity, FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(2)

Consists of (i) 2,657,763 shares held of record by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and related individuals and (ii) 3,188,107 shares held of record by Benchmark Capital Partners VI, L.P., as nominee for Benchmark Capital Partners VI, L.P., Benchmark Founders’ Fund VI, L.P., and Benchmark Founders’ Fund VI-B, L.P. The address of Benchmark Capital Partners is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)

Consists of (i) 27,317 shares held of record by the Goldman-Valeriote Family Trust u/a/d 11/15/95; (ii) 14,672 shares held of record by the G.V. Partners, L.P.; and (iii) options to purchase 73,177 shares exercisable within 60 days of March 1, 2010, of which 71,614 are fully vested. Mr. Goldman is a limited partner in certain Benchmark Capital Partners funds that hold an aggregate of 5,845,870 shares of our common stock as disclosed in footnote 2 to this table. Mr. Goldman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4)

Consists of (i) 72,500 shares held of record by Reed Hundt and (ii) options to purchase 70,833 shares exercisable within 60 days of March 1, 2010, of which 55,208 are fully vested. Mr. Hundt is a limited partner in certain Benchmark Capital Partners funds that hold an aggregate of 5,845,870 shares of our common stock, as disclosed in footnote 2 to this table. Mr. Hundt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)

Consists of (i) 56,551 shares held of record by Dan Maydan, TTEE, Maydan Marital Share One UAD 05/06/00, 1,563 shares of which are subject to a repurchase option we hold as of March 1, 2010; (ii) 11,849 shares held of record by Dan Maydan, TTEE, Dan Maydan 1981 Trust Marital Share 1 U/A DTD 3/26/81; and (iii) options to purchase 55,208 shares exercisable within 60 days of March 1, 2010, all of which are fully vested.

(6)

Consists of (i) 95,000 shares held of record by Carl Redfield, 9,375 of which are subject to a repurchase option we hold as of March 6, 2009; (ii) 67,934 shares held of record by the Carl Redfield Trust 2000, dated October 18, 2000; and (iii) options to purchase 54,166 shares exercisable within 60 days of March 1, 2010, all of which are fully vested.

(7)

Consists of (i) 3,000 shares held of record by Jagdeep Singh; (ii) 837,270 shares held of record by Jagdeep Singh and Roshni Singh, Trustees of the Singh Family Trust UDT dated 10/3/96; (iii) 250,000 shares held of record by Jagdeep Singh, Trustee of the Roshni Singh Annuity Trust dated 6/21/06; (iv) 250,000 shares held of record by Jagdeep Singh, Trustee of the Jagdeep Singh Annuity Trust dated 6/21/06; and (v) options to purchase 802,358 shares exercisable within 60 days of March 1, 2010, of which 786,732 are fully vested. Mr. Singh is a limited partner in certain Benchmark Capital Partners funds that hold an aggregate of 5,845,870 shares of our common stock as disclosed in footnote 2 to this table. Mr. Singh disclaims beneficial ownership of the shares held by Benchmark Capital Partners except to the extent of his pecuniary interest therein.
(8)

Consists of (i) 5,209 shares held of record by Duston Williams, 4,167 of which are subject to a repurchase option we hold as of March 1, 2010; (ii) 128,797 shares held of record by Duston M. Williams and Jennifer A. Williams Trustees of the Williams Family Trust dated March 18, 2005; and (iii) options to purchase 329,522 shares exercisable within 60 days of March 1, 2010, of which 315,980 are fully vested.

(9)

Consists of (i) 202,978 shares held of record by the Fallon Family Revocable Trust dated September 7, 1994; (ii) 107,454 shares held of record by Thomas J. Fallon, Trustee of Thomas J. Fallon 2008 Annuity Trust A dated 10/22/2008; (iii) 107,454 shares held of record by Thomas J. Fallon, Trustee of Shannon F. Fallon 2008 Annuity Trust A dated 10/22/2008; (iv) 10,774 shares held of record by Mr. Fallon as trustee for his minor children; and (v) options to purchase 260,772 shares exercisable within 60 days of March 1, 2010, of which 256,604 are fully vested. Mr. Fallon disclaims beneficial ownership of the shares held in trust for his minor children.

(10)

Consists of (i) 11,177 shares held of record by David Welch; (ii) 244,178 shares held of record by the Welch Family Trust dated 4/3/96; (iii) 1,127,645 shares held of record by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 500,000 shares held of record by Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held of record by SEI Private Trust Company, Trustee of the Welch Family Heritage Trust I u/l dated 9/24/01; (vi) 2,500 shares held of record by Dr. Welch as trustee for his minor children; and (vii) options to purchase 317,022 shares exercisable within 60 days of March 1, 2010, of which 309,208 are fully vested. Dr. Welch disclaims beneficial ownership of the shares held in trust for his minor children.

(11)	Consists of (i) 46,128 shares held of record by Mike McCarthy and (ii) options to purchase 170,570 shares exercisable within 60 days of March 1, 2010, of which 166,402 are fully vested.
(12)

Consists of (i) 4,734,137 shares held of record by the current directors and executive officers, 15,105 of which are subject to repurchase rights we hold as of March 1, 2010; and (ii) options to purchase 2,136,231 shares exercisable within 60 days of March 1, 2010, of which 2,073,725 are fully vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2009 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no Form 4 reports were late or omitted and no annual Form 5 reports were required to be filed by them for fiscal year 2009, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2009 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders(2)	23,069,349	$8.24	5,379,665
Equity compensation plans not approved by security holders	—	—	—

Total	23,069,349	$8.24	5,379,665

(1)	Includes 1,637,065 shares of common stock available for future issuances under the Company’s 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan.
(2)

The Company’s 2007 Equity Incentive Plan provides that on the first day of the Company’s fiscal year, the number of shares of common stock authorized under the plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as is determined by the Board of Directors or a committee of the Board of Directors. For 2010, the Board of Directors approved an increase in the number of shares of common stock authorized under the 2007 Equity Incentive Plan of 4,843,686 shares. The Company’s 2007 Employee Stock Purchase Plan provides that on the first day of the Company’s fiscal year, the number of common stock shares authorized under the plan shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board of Directors or a committee of the Board of Directors. For 2010, the Board of Directors approved an increase in the number of shares of common stock authorized under the 2007 Employee Stock Purchase Plan of 968,737 shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee consists of Messrs. Hooshmand, Hundt and Redfield and Dr. Maydan who are non-employee members of the Board of Directors. Hugh C. Martin served as a member of the Compensation Committee until the Company’s 2009 Annual Meeting, at which time he terminated his membership on the Board of Directors based on his prior announcement of his intention not to stand for re-election. Dr. Balkanski served on the Compensation Committee from April 2009 until his resignation from the Board of Directors in December 2009. Mr. Hundt served as Chairman of the Compensation Committee during 2009 and Mr. Redfield was appointed to replace Mr. Hundt as Chairman of the committee in March 2010. The Compensation Committee’s primary responsibility is to evaluate and approve the Company’s executive officer compensation plans, policies and programs. The Compensation Committee has the responsibility of approving compensation for the executive officers of the Company. The Compensation Committee also reviews, approves and administers Infinera’s compensation, equity and employee benefit plans and programs applicable to the executives. The Compensation Committee further may make recommendations to the Board of Directors with respect to the Company’s incentive compensation plans.

As discussed throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer during 2009 and our three other most highly compensated executive officers at the end of 2009 are as set forth below:

•	Jagdeep Singh, Executive Chairman of the Board, former President, Chief Executive Officer and Chairman of the Board;

•	Duston M. Williams, Chief Financial Officer;

•	Thomas J. Fallon, President and Chief Executive Officer, former Chief Operating Officer;

•	David F. Welch, Ph.D., Chief Marketing and Strategy Officer; and

•	Michael O. McCarthy III, Chief Legal & Administrative Officer.

These employees are referred to in this proxy statement as our “named executive officers.” We have provided detailed compensation information related to these individuals in the “2009 Summary Compensation Table” on page 47. All of the named executive officers are officers designated as reporting officers under Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain our senior executives and to motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. Through our annual goal-setting process, organizational objectives are established for the Company and employees, including our named executive officers. We evaluate and reward our named executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business. At the beginning of (or prior to) each year, our Compensation Committee establishes specific goals and objectives for compensating our executives, including our named executive officers.

Specifically, we have created a compensation program that has a mix of short- and long-term components, cash and equity elements and fixed and contingent payments. The main elements of compensation for our named executive officers are as follows:

•	base salary;

•	incentive cash bonuses;

•	equity awards, including a mix of stock options, performance stock units and restricted stock units;

•	change of control and severance arrangements; and

•	generally available employee benefits.

We provide these elements of compensation because we believe each is necessary to attract, retain and motivate our executive officers, on whom the Company’s success largely depends. We believe providing these elements of compensation to our executives will help us achieve the following goals:

•	foster a goal-oriented, highly motivated management team whose participants have a clear understanding of business objectives and shared corporate values;

•	allocate our resources most effectively in the development of market-leading technology and products;

•	control costs in each facet of our business to maximize our efficiency; and

•	enable us to attract, retain and motivate a world class team.

The Compensation Committee’s approach is also based on the philosophy that a substantial portion of aggregate annual compensation for our named executive officers should be contingent upon the Company’s overall performance and an individual’s contribution to the Company’s success. The Compensation Committee believes that an individual’s at-risk compensation should increase as an employee becomes more senior with the Company to more closely align their interests with those of the stockholders.

In setting base salary and total cash compensation (base salary plus cash bonuses), the Compensation Committee analyzes competitive market practices and uses targeted positioning, as further described below. Taking into consideration the above philosophy and objectives, in establishing the total compensation for our CEO, our Compensation Committee typically reviews the Company’s past financial performance, including a review of the following metrics approved by our Board—for fiscal 2009, these were revenue, gross margins, cash from operations, new customer wins and performance against agreed product development goals with respect to each of our executive officers, including our named executive officers and made an overall assessment of our performance based on our current strategic plan. The Compensation Committee determines the overall performance of the Company and our CEO in light of the then-current macroeconomic and business environment including the Company’s performance as compared to the performance of the Peer Group companies (as described below). Based on this information, our Compensation Committee then reviews competitive market data from various sources, including Peer Group data and other relevant survey information obtained from our compensation consultants (as described below), from which the Compensation Committee develops and approves our CEO’s total compensation. The Compensation Committee follows this same process for establishing the total compensation of our other named executive officers (other than with respect to the Executive Chairman), but taking into consideration input from our CEO with respect to the individual performance of each such other named executive officer. The Compensation Committee makes similar decisions as to the performance of the other named executive officers as it does for our CEO. With respect to the compensation of the Executive Chairman, the Compensation Committee follows the same process as in determining the compensation of the CEO, except that it engages the Vice President of Human Resources of the Company to assist it in the analysis. While no particular weight is given to any specific element of compensation, the Compensation Committee uses this information to guide it in its determinations of the different elements of compensation set forth below.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. During 2009, the Compensation Committee continued to engage the services of Professor Brian Hall of the Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, and the amount of cash and equity compensation awarded to executive officers. Professor Hall provides analysis and data to the Company and the Compensation Committee regarding Section 16 Officer compensation relative to external market benchmarks. Professor Hall also provides information to the Company and to the Compensation Committee regarding compensation trends, compensation strategies and structure of incentive compensation plans. During 2009, the Compensation Committee consulted with Professor Hall in connection with developing recommendations for structuring our compensation programs to retain our highly experienced executive management team, to keep management focused and to motivate management to maximize stockholder value. The Compensation Committee also engaged Professor Hall during 2009 to provide advice in connection with structuring the Company’s stock option exchange program. The stock option exchange program was approved by the stockholders of the Company in June 2009 and the stock option exchange was completed by the Company in February 2010. The Compensation Committee selected Professor Hall and he reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall has not performed work for the Company other than pursuant to his engagement by the Compensation Committee. Professor Hall’s fees are paid by the Company. The Compensation Committee has continued to utilize the services of Professor Hall during 2010 to advise it with regard to executive compensation programs.

For 2009, the Company also engaged the services of Compensia to assist the Company with gathering market data information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develop recommendations for structuring the Company’s compensation programs. The Company has continued to utilize the services of Compensia during 2010 for these purposes. The Compensation Committee expects to continue to utilize the services of Compensia during 2010 for these purposes. During 2009, Compensia also provided advice to the Company in connection with the Company’s stock option exchange program, including data about the stock option exchange programs that were employed by other companies, including the Peer Group (as defined below).

Role of Executive Officers

The CEO, Chief Legal Officer and Vice President of Human Resources of the Company typically attend all meetings of the Compensation Committee. At the request of the Compensation Committee, Professor Hall makes recommendations regarding the salary, incentive target and equity awards for each named executive officer. Our CEO is asked by the Compensation Committee to provide his assessment of the performance of the named executive officers, other than himself and the Executive Chairman, to Professor Hall. Our CEO is assisted by our Vice President of Human Resources in making these assessments and providing them to Professor Hall. Our CEO also takes an active part in the discussions of the Compensation Committee at which compensation of the named executive officers other than himself and the Executive Chairman are discussed; however, all decisions regarding the CEO’s and the Executive Chairman’s compensation are made by the Compensation Committee or by the Board of Directors in an executive session consisting of all non-executive directors. The Compensation Committee considers, but is in no way bound by, the recommendations made by the CEO in determining compensation for the other named executive officers. None of the named executive officers makes any recommendations regarding their own compensation. Similarly, the Compensation Committee considers, but is in no way bound by, the recommendations of Professor Hall. For 2009, our Lead Independent Director assisted the Compensation Committee and Professor Hall in developing the compensation recommendations for both the Executive Chairman and the CEO.

These recommendations were used by the Compensation Committee in their decisions regarding the compensation of the Executive Chairman and the CEO. As part of this discussion, the Compensation Committee requested that Professor Hall and the Vice President of Human Resources review the Executive Chairman’s duties and responsibilities and consider market data materials that were provided by Compensia.

For 2009, Mr. Singh, in his role as CEO at the time, was engaged in assisting with the review and determination of the other named executive officers’ compensation for 2009. For 2010, Mr. Fallon, in his role as current CEO, assisted the Compensation Committee in reviewing and determining the other named executive officers’ compensation for 2010, other than with respect to Mr. Singh who is the Company’s Executive Chairman.

Benchmarking Data

In making compensation decisions for the named executive officers, the Compensation Committee compares a number of elements of total compensation against a peer group of companies for analyzing, benchmarking and setting compensation (the “Peer Group”). This list of Peer Group companies is periodically reviewed and updated by the Compensation Committee to take into account changes in both the Company’s business and the businesses of the peer companies.

In November 2008, the Compensation Committee conducted a review of its Peer Group, at which time it modified the companies that comprise the Peer Group, beginning in 2009. For 2009, the Compensation Committee chose a group of 17 companies to include in the Peer Group based on their similarity to Infinera in terms of industry focus, business strategy and the talent pool with which Infinera competes. The market data for the Peer Group was drawn from the 63 companies on the Radford “Network Products and Services” and “Telecommunications Equipment Providers” lists. From this group of companies, we focused on those that had annual revenues between $200 million and $5 billion and then further limited this data to focus on the 27 companies that had year-over-year growth of at least nine percent. The Compensation Committee chose the 17 companies that comprise the Peer Group based on the companies’ similarity to Infinera in terms of revenue, revenue growth, employee size, industry focus, business strategy and the talent pool in which Infinera competes. The Compensation Committee also focused on including in the Peer Group companies that more closely resemble the group of companies that the Company would use for measuring relative financial performance for annual incentive cash payments. For 2009 and continuing into 2010, the Peer Group consists of the following companies:

ADC Telecommunications, Inc.	Juniper Networks, Inc.
Blue Coat Systems, Inc.	NetApp, Inc.
Bookham, Inc.	Polycom, Inc.
Brocade Communications Systems, Inc.	Riverbed Technology, Inc.
Ciena Corporation	Sonus Networks, Inc.
Data Domain, Inc.	Starent Networks, Corp.
F5 Networks, Inc.	Tellabs, Inc.
Harmonic Inc.	Wind River, Inc.
JDS Uniphase Corporation

Although Wind River, Inc., Starent Networks, Corp. and Bookham, Inc. were acquired during 2009, information regarding their compensation was used for purposes of our Peer Group determinations and in reviewing compensation in 2009 and 2010, as described below.

The data on the compensation practices of the Peer Group is gathered by Compensia’s searches of publicly available information. Due to the variations between companies reporting the individual and roles for which compensation is disclosed, directly comparable information is not available from each peer company with respect to each of our named executive officers. In considering Peer Group compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, from the available information about Peer Group compensation, it is not always possible to determine the respective qualitative factors that may influence compensation, such as scope of each executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Compensation Committee looked to information about the Peer Group as one of a number of considerations in establishing executive compensation levels (as described in more detail below). In determining compensation for our named executive officers, the Compensation Committee reviewed both Peer Group information together with market data from the Radford Executive compensation survey. This survey consists of 345 companies in the technology industry in California. We used the combined results of these two sources with respect to our named executive officer’s compensation because of the limited data points available for comparable positions from the Peer Group.

Principal Elements of Executive Compensation

Base Salaries

We use base salary to recognize the experience, skills, knowledge and responsibilities required of each executive officer on a day-to-day basis, although competitive market conditions also may play a role in setting the level of base salary. The base salaries of our named executive officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. We do not apply specific formulas to determine increases. Generally, executive base salaries are adjusted effective January 1 of each year.

Prior to 2007 when Infinera became a publicly traded company, our named executive officers generally received below market salaries, but with a larger component of equity compensation. The purpose during that time was to motivate our executives to drive the long-term value of Infinera and allow them to share in Infinera’s success through the appreciation in the value of our common stock. As with many private companies in the technology sector, our executives were willing to forgo larger salaries and cash bonus opportunities that otherwise might have been available in the public company sector for the upside potential in our common stock. Our philosophy following our initial public offering generally has remained the same, in terms of weighting the equity component of our named executive officers’ compensation more heavily in relation to base salary and total cash compensation. However, since our initial public offering, we gradually have begun to take steps to align our executives’ pay with those of our Peer Group.

2009 Base Salaries

In establishing the 2009 cash compensation of our named executive officers, at the recommendation of the management team, and in light of the then-current economic conditions, the Compensation Committee decided to freeze base salaries and target bonus levels at the 2008 levels for each of the named executive officers. As discussed above, typically, the Compensation Committee reviews base salary annually taking into consideration the base salary levels of similarly positioned executives among Peer Group companies. However, based on management’s request to freeze base salaries and the Compensation Committee’s decision to do so for 2009, the Compensation Committee determined not to engage its compensation consultant to conduct a competitive analysis of our named executive officers’ base salaries at the time. For 2009, base salaries remained as follows for our named executive officers:

Name	Base Salary ($)
Jagdeep Singh	300,000
Executive Chairman of the Board, former President, Chief Executive Officer and Chairman of the Board
Duston M. Williams	280,000
Chief Financial Officer
Thomas J. Fallon	280,000
President and Chief Executive Officer, former Chief Operating Officer
David F. Welch, Ph.D.	280,000
Chief Marketing and Strategy Officer
Michael O. McCarthy III	260,000
Chief Legal & Administrative Officer

2010 Base Salaries

For 2010, the Compensation Committee reviewed each named executive officer’s experience, skills, knowledge and responsibilities and analyzed the base salaries in comparison to the Peer Group (other than with respect to Messrs. Singh and Fallon, as described below). In determining our compensation positioning for our named executive officers, we used available information from both our Peer Group and from the Radford Executive compensation survey to determine the positioning (the “Market Group”). In determining compensation for our named executive officers, the Compensation Committee reviewed both Peer Group information together with market data from the Radford Executive compensation survey. We used the combined results of these two sources with respect to our named executive officer’s compensation because of the limited data points available for comparable positions from the Peer Group. The Market Group information was provided to the Company by Compensia. The Compensation Committee determined to position base salaries closer to the 50th percentile of the Market Group (as compared to positioning at the 25th to 50th percentile in 2008 and following the salary freeze in 2009). This was consistent with the Compensation Committee’s plan to take steps to align our named executive officers’ compensation with that of our Market Group. The Compensation Committee also considered the potential retention concerns based on the competitiveness of the current compensation levels. As a result, the Compensation Committee determined to adjust salaries for our named executive officers effective January 1, 2010, as follows:

Name	Base Salary ($)	Percentile Among Peer Group
Jagdeep Singh	150,000	—
Thomas J. Fallon	300,000	Below 25%
Duston M. Williams	300,000	29%
David F. Welch, Ph.D.	300,000	41%
Michael O. McCarthy III	270,000	44%

Although the competitive positioning information for Mr. Fallon indicated that a base salary targeted at the 50th percentile would result in a significant increase in his base salary, Mr. Fallon requested that the Compensation Committee not raise his salary, but maintain his base salary at the same level of our former CEO, Mr. Singh. The Compensation Committee wanted to maintain a level of equality in the base salaries of Mr. Williams and Dr. Welch. This resulted in a slightly lower percentile comparison for Mr. Williams (29th percentile) than for Dr. Welch (41st percentile). In that respect, Mr. Fallon’s base salary continues to be significantly below the market 50th percentile and resulted in Mr. Fallon being more heavily weighted with variable compensation in the form of target related bonus and equity awards.

Effective as of December 31, 2009, Mr. Singh resigned as President and Chief Executive Officer of the Company and assumed the position of Executive Chairman. Although market data with respect to the Executive Chairman position was sought, the data was deemed insufficient in providing a useful comparison for setting Mr. Singh’s compensation. The Compensation Committee took into consideration the responsibilities and role of Mr. Singh in determining Mr. Singh’s base salary for 2010 of $150,000.

Incentive Bonus

The Company’s compensation objective is to have a significant portion of each named executive officer’s compensation tied to performance. To this end, the Company maintains an annual incentive compensation plan that provides for performance-based cash incentive opportunities for certain employees, including each of the named executive officers. In establishing the amount of these bonus compensation amounts, the Compensation Committee typically evaluates the total target cash compensation (base salary plus target amount of incentive cash payments) and compares it to the Market Group.

2009 Total Target Cash Compensation. For the 2009 incentive compensation plan (the “2009 Bonus Plan”), the following table shows each named executive officer’s target bonus as a percentage of base salary. In establishing the cash compensation of our named executive officers, at the recommendation of the management team and in light of the then-current economic conditions, the Compensation Committee decided to freeze base salaries and target bonus levels at the 2008 levels for each of the named executive officers (as described above).

Name	Target Bonus (as a percentage of base salary)
Jagdeep Singh	125%
Duston M. Williams	65%
Thomas J. Fallon	65%
David F. Welch, Ph.D.	65%
Michael O. McCarthy III	50%

2009 Bonus Plan. Under our 2009 Bonus Plan, the corporate objectives for bonuses were a combination of financial and operational measures. The 2009 Bonus Plan placed a 50% weighting on the financial goals and 50% weighting on the operational goals and established minimum thresholds for any bonus payout to occur. Due to the significant economic uncertainty at the time the plan was adopted, the Compensation Committee provided that the 2009 Bonus Plan could be reset after the first half of 2009 to adjust for changes to the Company’s business. In July 2009, the Compensation Committee exercised this discretion and reset the revenue and operating income parameters of the 2009 Bonus Plan. The Compensation Committee determined that the adjustment was appropriate in order to set performance goals that would continue to motivate the executives and that would be challenging but not unrealistic based on the Company’s revised outlook for the second half of 2009. In light of the challenging economic climate, the Compensation Committee provided that the 2009 Bonus Plan would measure performance against these financial and operational metrics over both the first and second half of 2009. The 2009 Bonus Plan provided no cap on the financial goals performance metric and set a 2x cap on the operational goals performance metric. The goals for the 2009 Bonus Plan could be reset for the second half of 2009 by the Compensation Committee. In addition, the Compensation Committee retained discretion to increase, reduce or eliminate the bonus that otherwise would be payable to an individual under the 2009 Bonus Plan based on actual performance and other factors determined by the Compensation Committee.

The financial measures included revenue, operating income and relative market share and the operational measures included new customer wins and adds as well as achievement of the Company’s development plan. The Compensation Committee chose these measures for 2009 because it believed that these are key measures in assessing the success of the Company’s business. Also, the Compensation Committee determined that motivating our executives to achieve goals related to these measures was consistent with our overall business strategy at the time. In addition, the Compensation Committee believed these were appropriate as they were company-wide goals that reflect the Company’s compensation philosophy of motivating the executives to strive toward success in a unified manner. The financial and operational measures that were chosen for the 2009 Bonus Plan were based on discussions between the Company’s executive team and the Board of Directors, including the members of the Compensation Committee. The metrics selected were viewed as the most critical parameters driving the performance of the Company for 2009 and most directly supportive of the key aims and objectives of the Company’s business plan.

For the first half of 2009, the target financial metrics, which were equally weighted, included revenue of $163 million, operating loss of $14 million and relative market share of 11%. The operational metrics, which were also equally weighted, required target achievement of eight new customer wins within existing customers, adding two tier 1 accounts and on-track status of the Company’s development plan. The Company achieved revenue of $135.5 million, an operating loss of $35.1 million, and relative market share of 9%. Additionally, it achieved six new customer wins, no tier 1 accounts (national services providers that include the former regional bell operating companies and international Push-to-Talk operators) and was on-track for the Company’s product development plan. Progress against the Company’s development plan was based on a determination of the progress during 2009 of the product development efforts for each of the Company’s current and next-generation products, including the ATN System, the DTN System and the Company’s next-generation 40 Gigabits per second based product. For 2009, it was determined that the Company’s overall product development efforts were on-track with the expected development efforts and milestones that were set out at the beginning of 2009.

For the second half of 2009, the Compensation Committee adjusted the performance goals from those originally contemplated at the beginning of 2009, taking into consideration the slow recovery seen in the economic environment and persisting market challenges. The Compensation Committee determined that for the second half of 2009, the target financial metrics, which were equally weighted, would be revenue of $172 million, operating loss of $17 million and relative market share of 11%. The operational metrics remained the same as those of the first half of 2009. The Company achieved revenue of $173.6 million, operating loss of $13.6 million and relative market share of 9.6%. Additionally, the Company achieved 10 new customer wins, added two tier 1 accounts (namely, Telia Sonera and Telefonica) and was on-track for the Company’s product development plan. As a result, the payout under the 2009 Bonus Plan was 78.8%, and the payout for each of the named executive officers was as follows:

Name	2009 Bonus Payment
Jagdeep Singh	$295,500
Thomas J. Fallon	$143,416
Duston M. Williams	$143,416
David F. Welch, Ph.D.	$143,416
Michael O. McCarthy III	$107,562

2010 Total Target Cash Compensation. For 2010, the Compensation Committee targeted total cash compensation of our named executive officers at approximately the 50th percentile as compared to the Market Group. This was an increase from the positioning most recently done in 2008, which was targeted at approximately the 25th to 50th percentile. Targeting the 50th percentile for 2010 enables the Compensation Committee to balance the named executive officers’ cash compensation more heavily in favor of performance-based compensation. In prior years, Compensation Committee had heavily weighted the equity components of an executive’s total compensation, with the resulting low position against market in total cash. The following table shows each named executive officer’s target bonus as a percentage of base salary for 2010 and the total target cash compensation percentile as compared to our Market Group:

Name	Target Bonus (as a percentage of base salary)	Total Target Cash Compensation Percentile Among Market Group
Jagdeep Singh(1)	65%	—
Thomas J. Fallon	125%	Below 25%
Duston M. Williams(2)	65%	37%
David F. Welch, Ph.D.	65%	52%
Michael O. McCarthy III	65%	60%

(1)

As discussed above, market data was insufficient to make a comparison of the Executive Chairman’s total target cash compensation with that of the Peer Group. Accordingly, the Compensation Committee relied on benchmarking information provided by Compensia as well as considerations for the responsibilities and role of the Executive Chairman in setting Mr. Singh’s target bonus and total target cash compensation.

(2)

Mr. Williams announced his intention to resign from his position as Chief Financial Officer effective June 26, 2010, at which time he will transition to a consulting role with the Company. Upon termination of his employment, he will be eligible to participate in the 2010 Bonus Plan (as described below) for the first half of 2010, but will not be eligible to participate in the second half of 2010.

Mr. Fallon’s total target cash compensation fell below the 25th percentile, as with his base salary which was also below the 25th percentile. In setting Mr. Fallon’s total target cash compensation in his new position, the Compensation Committee focused on bringing his compensation to the same level as the prior CEO’s total target cash compensation. It also considered the importance of internal equity and our unified approach to compensation, balanced with Mr. Fallon’s high-level responsibilities as CEO and the critical role he plays in leading the Company. Messrs. Williams and Welch were targeted at the 50th percentile, but were set at the same target bonus percentage to maintain a level of equality for their seniority and responsibility level at the Company. Mr. McCarthy’s target bonus was raised in 2010 to reflect his new responsibilities as the Chief Legal & Administrative Officer, with responsibility for legal, human resources, information technology and facilities. This increase in his bonus target percentage resulted in total cash compensation at the 60th percentile as compared to the Market Group.

2010 Bonus Plan. In December 2010, the Compensation Committee approved the fiscal year 2010 incentive compensation plan (the “2010 Bonus Plan”) and set the payout criteria for all eligible employees of the Company, including the named executive officers. Any payout under the 2010 Bonus Plan is largely based on achievement by the Company against a mix of financial and operational goals. The financial goals consist of revenue and operating income and the operational goals consist of new customer wins and new customer adds. The 2010 Bonus Plan places a 50% weighting on the financial goals and 50% weighting on the operational goals. Any bonus payout is subject to minimum thresholds with respect to these goals. For 2010, the Compensation Committee omitted relative market share as a performance goal. Management believed, and the Compensation Committee agreed, that the market share measure did not drive specific performance for employees and that new customer wins and adds would be more appropriate indications of the Company’s competitive success. The Compensation Committee also considered that accurate market share information may be difficult to determine as compared to revenue and operating income, which are performance goals that can be easily ascertained.

The 2010 Bonus Plan provides no cap on the financial goals performance metric and sets a 2x cap on the operational goals performance metric. In addition, the Compensation Committee retains discretion to increase, reduce or eliminate the bonus that otherwise would be payable to an individual under the 2010 Bonus Plan based on actual performance and other factors determined by the Compensation Committee. The projected 2010 Bonus Plan payout will be calculated after the first half of 2010 and will yield a payout (which payout may not exceed 100% of the targeted bonus payout for such period) based on actual performance during that period and the projected performance for the balance of the year. The 2010 Bonus Plan payout will also be calculated at the end of fiscal 2010, based on the Company’s actual performance against the metrics of the 2010 Bonus Plan.

At the time that the performance goals for the 2010 Bonus Plan were set, the Compensation Committee believed that the targets were set to be challenging but attainable if Infinera’s financial performance for 2010 is strong.

Long-Term Equity-Based Incentive Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards, the value of which depends on our stock performance. We have established equity incentive plans to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, to the extent equity awards are granted, these provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time subject to continued service with the Company.

The Company currently maintains the 2007 Equity Incentive Plan, under which equity awards are granted to eligible employees. The Compensation Committee periodically reviews our equity award granting practices and may make adjustments and policy changes as it deems appropriate. For example, during the review of the Company’s equity award granting practices in December 2009, the Compensation Committee amended options and restricted stock unit (“RSU”) awards granted under our equity incentive plans to permit accelerated vesting in the event of an employee’s death or terminal illness (with exception in certain circumstances). The Company does not have any other policy with respect to severance benefits in the event of an employee’s death or disability. The Compensation Committee believed that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of their RSUs and options.

Equity awards form a key part of the overall compensation for each named executive officer and are considered each year as part of the annual performance review process. Our executive officers who receive annual performance equity awards are intended to benefit from these awards based on our sustained performance over time and our executive officers’ ability to impact our results that drive stockholder value. In addition, the Compensation Committee evaluates the retention value of prior equity awards to an individual based on the potential value of the unvested portion of those equity awards under various scenarios. We use a number of methodologies to make external comparisons when we determine the equity awards to be granted to each named executive officer. On an individual basis, we compare the fair value of the grants to those executives from the Peer Group and other relevant market data, specifically the Radford Executive survey, using a Black-Scholes valuation for equity awards that is consistent with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We also compare the overall dilutive impact of our equity programs to the equity practices of the Peer Group and of other Northern California based companies on the Radford “Network Products and Services” and “Telecommunications Equipment Providers” lists that are covered in the Radford Executive compensation survey. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

2009 Annual Equity Awards. Upon completing our initial public offering, the Compensation Committee granted primarily options to our named executive officers because it believed that options provided a more powerful incentive than other types of equity awards, as we had been in a high-growth phase of our business and our stock had only recently become publicly traded. The Compensation Committee periodically has been reviewing different types of equity awards, including tracking the equity award grant practices of our Peer Group companies. In addition, the Compensation Committee considered the effect of the recent decline in Infinera’s stock price which had resulted in a precipitous drop in the retention value that previously granted options were providing to our named executive officers. The Compensation Committee believed that a more balanced approach to the Company’s equity award granting practices, such as granting a mix of stock options with full value awards, provides a more robust compensation structure than granting stock options alone. The Compensation Committee further believes that this mix of equity awards provides an appropriate focus on both the shorter term and longer term objectives of the Company, and aids our recruitment and retention objectives while still closely linking compensation to performance and the interests of our stockholders. In making this change, the Compensation Committee believes that it is useful to structure equity awards so as to avoid a sudden stock price drop (as had occurred recently) from frustrating the ability of our equity program to motivate and retain our key employees. In considering the equity compensation for 2009, the Compensation Committee reviewed the value of the unvested equity awards each named executive officer held as well as the value of the equity awards granted in 2008 in light of the recent stock price decrease. The Compensation Committee determined that the level of unvested equity awards held by the named executive officers and depressed value of equity awards granted in 2008 raised potential retention concerns. Accordingly, in February 2009, the Compensation Committee reviewed its option granting practice during the Company’s annual performance review process and determined that our named executive officers would be granted a mix of performance share units (“PSUs”) and stock options for 2009.

The PSUs would entitle our named executive officers to receive shares of the Company’s common stock based on the Company’s stock price performance over a three-year period as compared to the NASDAQ Composite Index (“NCI”). The number of shares that may be issued to our named executive officers upon vesting of the PSUs would be subject to adjustment within a range of between one-half and two times (0.5x to 2.0x) the target award based upon the relative performance of the Company’s common stock price compared to the NCI. The Compensation Committee determined the measurement period for the PSUs would be the trailing six-month average closing price for both the Company’s common stock and NCI as of December 31, 2011, compared to the trailing 30-calendar day average closing price for both as of December 31, 2008. If the Company’s stock performance is the same as the performance of the NCI, the PSUs will vest as to 100% of the underlying shares. For each percent that the Company’s stock performance falls below the performance of the NCI, the percent of the PSUs that will vest will be reduced by 1%, subject to a minimum payout of 50% of the PSU grant. For each percent that the Company’s stock performance exceeds the NCI, the percent of PSUs that will vest will be increased by 2%, up to a maximum payout of 200% of the PSU grant. The awards are subject to the individual’s continued service with the Company through January 1, 2011, in order to receive any payout.

2009 Retention Equity Awards. In addition to the annual equity grant of PSUs, the Compensation Committee also determined that it was appropriate to provide a one-time retention grant to the named executive officers. These one-time grants were intended to provide additional future retention value to the named executive officer and to further align their interests with those of our stockholders. The one-time retention grants include a mix of stock options with a twenty-four month vesting schedule (subject to continued service with us) and PSUs. The PSUs vest based on the performance of our stock price compared to the NCI over a three-year and four-year period from December 31, 2008, with 50% of the PSUs vesting after three years and 50% of the PSUs vesting after four years. As with the PSU awards described above, the number of shares to be issued upon vesting is subject to adjustment within a range of between one-half to two times (0.5x to 2.0x) the target award based upon the relative performance of the Company’s stock price compared to the NCI. The measurement periods for these PSUs are as follows: the trailing six-month average closing price for both the Company’s common stock and the NCI as of December 31, 2011, compared to the trailing 30-calendar day average closing price for both as of December 31, 2008, and the trailing six-month average closing price for both the Company’s common stock and the NCI as of December 31, 2012, compared to the trailing 30-calendar day average closing price for both as of December 31, 2008. If the Company’s stock performance is the same as the performance of the NCI, the PSUs will vest as to 100% of the underlying shares. For each percent that the Company’s stock performance falls below the performance of the NCI, the percent of the PSUs that will vest will be reduced by 1%, subject to a minimum payout of 50% of the PSU grant. For each percent that the Company’s stock performance exceeds the NCI, the percent of PSUs that will vest will be increased by 2%, up to a maximum payout of 200% of the PSU grant. The awards are subject to the individual’s continued service with the Company through January 1, 2012, in order to receive any payout.

The following chart summarizes the annual equity awards and one-time retention awards granted to named executive officers in February 2009:

Name	Annual Grant of PSUs (Target Shares)	Retention Grant of PSUs (Target Shares)	Retention Grant of Options
Jagdeep Singh	200,000	100,000	200,000
Duston M. Williams	100,000	50,000	100,000
Thomas J. Fallon	100,000	50,000	100,000
David F. Welch, Ph.D.	100,000	50,000	100,000
Michael O. McCarthy III	75,000	37,500	75,000

2009 Target Positioning. The annual equity award grants for 2009 were targeted at approximately the 90th percentile, although the financial performance of the Company and the changes in the market price of the Company’s common stock can result in total compensation above or below the target. In the previous year, the Company had targeted the 75th percentile, but for 2009, the Compensation Committee believed that given the value of the then-current equity award holdings of our named executive officers, a higher percentile should be used in order to increase the retention value to each named executive officer. Based on our overall compensation philosophy that executives’ pay should be contingent upon the Company’s performance and in weighting equity more heavily in relation to cash compensation, the Compensation Committee believed that this target percentile was appropriate. In determining the size of the equity awards to grant, the Compensation Committee also reviewed the equity awards granted in the prior year and scrutinized the dilutive effect of such awards as well as the awards to be granted for 2009.

The following table shows the named executive officers’ equity awards as a percentile as compared to our Market Group:

Name	Equity Awards as Percentile Among Market Group
Jagdeep Singh	51%
Thomas J. Fallon	100%
Duston M. Williams	79%
David F. Welch, Ph.D.	100%
Michael O. McCarthy III	100%

2009 Transition Period Equity Awards. In July 2009, Infinera announced that Mr. Singh would be stepping down from his role as President and Chief Executive Officer of the Company effective at the end of 2009 and Mr. Fallon would be assuming the role as President and Chief Executive Officer thereafter. In order to ensure a smooth transition during this period and to maintain the focus of our executive team, including the other named executive officers in enabling a successful transition, in August 2009, the Compensation Committee granted additional one-time retention awards in the form of a combination of options and full value awards (restricted stock units) to the named executive officers (other than to Mr. Singh). To determine the appropriate size of the awards, the Compensation Committee reviewed each named executive officer’s equity award holdings to ensure that the new award provides adequate retention value. The Compensation Committee also provided a larger RSU-based equity award grant for Mr. Williams, based on the Compensation Committee’s particular retention concern with respect to the Chief Financial Officer during the transition period with respect to the CEO position. The following table sets forth the equity awards granted in August 2009:

Name	Restricted Stock Units	Stock Options
Thomas J. Fallon	75,000	150,000
Duston M. Williams	170,000	—
David F. Welch, Ph.D.	75,000	150,000
Michael O. McCarthy III	35,000	70,000

The RSU awards are scheduled to vest fully on April 1, 2011, subject to the individual’s continued service with the Company through such date. The vesting schedule of the RSU awards was intended to create an intermediate vesting event for the named executive officers that occurs before any of the previously granted PSUs vest (which have vesting dates at the end of 2011 and 2012). The stock options are scheduled to vest monthly over a 24-month period from the date of grant, subject to the individual’s continued service with the Company through each such date.

2010 Annual Equity Awards. For 2010, the Compensation Committee continued to use a mix of PSUs and option grants for its named executive officers, as well as some awards in the form of RSUs. As with the transition period equity awards, including RSUs in the mix of equity awards allows the Company to better balance the various factors entering into the Compensation Committee’s compensation decisions, such as the retention value that full value awards provide and granting time-based awards versus performance-based awards. In 2010, the Compensation Committee used the RSUs to achieve a better balance by moving away from granting only options and PSUs, but still providing time-based vesting awards with sufficient retention value to the named executive officers. The Compensation Committee wanted to provide equity awards that combined robust compensation opportunities with a strong link to performance – additionally, given the uncertain climate and the long term nature of PSUs, the Compensation Committee felt that it was appropriate to address the issue of retention with the inclusion of time-based RSU rewards as a portion of the equity compensation. In setting the appropriate balance of PSUs, RSUs and option awards, the Compensation Committee reviewed various scenarios under which the value of the awards fluctuated based on the hypothetical performance of the Company’s stock price. The following table sets forth the awards granted to the named executive officers in November 2009:

Name	Stock Options	PSUs (Target Shares)	Restricted Stock Units
Jagdeep Singh	112,000	75,000	37,500
Thomas J. Fallon	75,000	150,000	75,000
Duston M. Williams	75,000	—	—
David F. Welch, Ph.D.	75,000	50,000	25,000
Michael O. McCarthy III	56,250	37,500	18,750

The PSUs were granted effective January 1, 2010, and would entitle our named executive officers to receive shares of the Company’s common stock based on the performance of our stock price as compared to the NCI. Specifically, the amount of shares that may be issued upon vesting of these PSUs is subject to adjustment within a range of between one-half and two times (0.5x to 2.0x of the target award based upon the change in the Company’s common stock price compared to the NCI. If the Company’s stock performance is equal to the performance of the NCI, the PSUs will vest as to 100% of the shares. For each percent that the Company’s stock performance falls below the performance of the NCI, the percent of the PSUs that will vest will be reduced by 1%, subject to a minimum payout of 50% of the PSU grant. For each percent that the Company’s stock performance exceeds the NCI, the percent of PSUs that will vest will be increased by 2%, up to a maximum payout of 200% of the PSU grant.

The Compensation Committee determined the measurement period for the PSUs to be the trailing six month average closing price for both the Company’s common stock and the NCI as of January 1, 2013, as compared to the trailing 30-calendar day average closing price for both as of January 1, 2010. The PSU awards are subject to the individual’s continued service with the Company through January 1, 2013, in order to receive any payout. The stock options are scheduled to vest monthly over a period of 36 months from the options’ grant date of November 23, 2009, subject to the individual’s continued service with the Company through each such date. The RSUs were granted effective January 1, 2010, and are scheduled to vest in full on December 31, 2010, subject to the individual’s continued service with the Company through such date.

2010 Promotional Equity Award. In addition, in connection with Mr. Fallon’s promotion to the position of CEO, Mr. Fallon received the following option grant in November 2009:

Name	Stock Options
Thomas J. Fallon	300,000

Mr. Fallon’s stock option grant is scheduled to vest monthly over a period of 48 months from the option’s grant date of November 23, 2009, subject to his continued service with the Company through each such date. The Compensation Committee set the vesting schedule after considering the importance of weighting the CEO’s compensation toward long-term compensation. The Compensation Committee believed this option grant was appropriate to provide Mr. Fallon with retention value and motivation to drive the Company’s business.

2010 Target Positioning. For 2010, the Compensation Committee generally targeted the 75th percentile among its Market Group. In determining the size of the equity awards to grant, the Compensation Committee reviewed the equity awards granted in the prior year and scrutinized the dilutive effect of such awards as well as the awards to be granted for 2010. It also considered the importance of maintaining internal equity. The following table shows the named executive officers’ equity awards as a percentile as compared to our Market Group:

Name	Equity Awards as Percentile Among Market Group
Jagdeep Singh	—
Thomas J. Fallon	100%
Duston M. Williams	30%
David F. Welch, Ph.D.	77%
Michael O. McCarthy III	85%

For Mr. Singh’s position as Executive Chairman, there was insufficient market data to determine the percentile ranking of Mr. Singh’s awards. The Compensation Committee considered the benchmark data provided by Compensia and upon review, determined that the size of the awards were appropriate for the Executive Chairman. The size of the award for Mr. Williams was lower than the 75th percentile to reflect in part the earlier significant RSU grant that was made to him and his indications that he was considering resigning from his position as Chief Financial Officer. The size of the award for Mr. McCarthy was higher than the 75th percentile to reflect his level of responsibility at the Company.

2010 Stock Option Exchange Program. In January 2010, the Company launched a stock option exchange program (“option exchange”) in which eligible employees were permitted to cancel outstanding stock options in exchange for options or RSUs. This option exchange was approved by the stockholders at our 2009 Annual Meeting. The challenging economic environment had resulted in a substantial decrease in the Company’s stock price, resulting in many stock options with exercise prices significantly higher than the then-current price of the Company’s common stock (“underwater”). To help alleviate the concerns regarding retention and motivation among employees holding underwater options, the option exchange permitted eligible employees to cancel certain underwater options in exchange for RSU awards or options that had a value approximately the same as the exchanged options. Our named executive officers were eligible to participate in the option exchange. Under the terms of the option exchange, the eligible named executive officers could receive new options in exchange for their cancelled underwater stock options. A total of 406 eligible employees participated in the option exchange. Pursuant to the terms and conditions of the option exchange, the Company accepted for exchange options to purchase an aggregate of 4,926,790 shares of the Company’s common stock, representing 93.6% of the total number of options eligible for exchange. All surrendered options were cancelled effective as of the expiration of the option exchange, and immediately thereafter, in exchange therefore, the Company granted (i) new options with an exercise price of $7.61 per share (representing the per share closing price of the Company’s common stock on February 22, 2010, as reported on the NASDAQ Global Select Market) to purchase an aggregate of 1,564,727 shares of the Company’s common stock and (ii) RSUs to purchase an aggregate of 814,017 shares of the Company’s common stock at zero cost under our 2007 Equity Incentive Plan. As of the expiration of the offer, all new options and RSUs were deemed to be granted in full. None of these awards were vested on the date of grant. Each new option and RSU award is scheduled to vest based on the award recipient’s continued service with the Company over a period of between two and four years (depending on the extent to which the corresponding surrendered option was vested at the time of cancellation).

Perquisites

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. The Company provides employee benefits to all eligible employees, including our named executive officers, which the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation objective to better enable the Company to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees in the applicable country of residence. At this time, we do not provide special plans or programs for our named executive officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of a named executive officer’s compensation package.

The Company sponsors a 401(k) tax-qualified retirement savings plan pursuant to which all U.S. based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the Internal Revenue Service. The Company does not provide any matching to these contributions. Other than this plan, the Company does not maintain any other deferred savings plans in which the named executive officers participate. The Company does not maintain or provide any defined benefit plans for its employees.

Change of Control and Severance Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. To that end, the Compensation Committee recognized that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and our stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility or occurrence of a change of control. As a result, the Company has entered into change of control agreements (the “COC Agreements”) with each of our vice president level officers and above, including our named executive officers. The following terms applied with respect to our named executive officers prior to November 2009 if we had undergone a change of control transaction (prior to the amended and restated agreement as described below) and such officer were terminated without cause or constructively terminated within 12 months following the transaction, subject to a release of claims in our favor:

•	50% of the shares subject to the new hire option grant or stock award made to such officer would have vested;

•	100% of the unvested shares of each subsequent option or stock award would have vested (or 50% with respect to Messrs. Welch and McCarthy); and

•

the officer would have been paid a lump sum equal to twelve months of base salary and been reimbursed for premiums for medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to twelve months (or six months of base salary and medical premiums under COBRA with respect to Messrs. Welch and McCarthy).

In November 2009, the Compensation Committee reviewed the COC Agreements to ensure that the arrangements were competitive and appropriate in achieving the intended purposes. Based on data provided by management and Compensia, the Compensation Committee considered that the majority of our Peer Group provided for full vesting acceleration of equity awards under change of control severance situations. After reviewing management’s proposal, the Compensation Committee approved an amendment to the COC Agreements to provide for such full vesting acceleration under the named executive officers’ COC Agreements. In addition, the Compensation Committee determined that based on the high level of responsibilities and position that Messrs. Welch and McCarthy hold, each would receive the same benefits as the other named executive officers under the COC Agreements, as amended. In late 2009, the Compensation Committee amended the change of control severance agreements with our executive officers. Following such amendments, the following terms apply with respect to our named executive officers if we undergo a change of control transaction and such individual is terminated without cause or constructively terminated within 12 months following the transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of outstanding equity awards will vest;

•	the officer will be paid a lump sum equal to twelve months of base salary; and

•	the officer will be reimbursed for premiums under COBRA for a period of twelve months.

The amount of compensation and benefits payable to each named executive officer in a change of control situation has been estimated in the “Estimated Payments and Benefits upon Termination” table on page 54. For purposes of the COC Agreements, the following terms have the following meanings:

Change of control	(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board of Directors occurring within a two year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date of the COC Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Constructive termination(1)	The executive’s resignation as a result of, and within three months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in executive’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by executive immediately before such reduction, (ii) a material reduction in executive’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a change of control), or (iii) a material change in the work location at which executive is required to perform services for the Company (in other words, a requirement that executive relocate to a work location that is more than 50 miles from executive’s work location in effect as of the date immediately prior to a change of control). Executive will not resign as the result of a constructive termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “constructive termination” within 90 days of the initial existence of the grounds for “constructive termination” and a cure period of 30 days following the date of such notice.

Cause	(i) Executive’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by executive of any proprietary information or trade secrets of the Company or any other party to whom executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether executive is being terminated for cause will be made in good faith by the Company and will be final and binding on executive.

(1)

In connection with the amendment to the COC Agreements, the definition of “constructive termination” was revised to: (i) trigger a constructive termination if: (a) there is a material reduction in the executive’s base salary, regardless of whether it is in connection with a general reduction of all employee base salaries; or (b) there is a material change in the executive’s work location resulting from a change of control, and (ii) add a 30-day advance notice of termination requirement prior to termination of employment for any reason.

In addition, the PSUs granted to our named executive officers will convert to time-based vesting subject to continued service with the Company upon the occurrence of a change of control. Further, upon a change of control, the RSU awards granted in August 2009 will convert to time-based vesting on a quarterly basis through April 1, 2011, subject to the award holder’s continued service with the Company through each vesting date.

Consulting Agreement. Although Infinera does not have a policy with respect to severance upon termination of employment with the Company, upon the announcement of Mr. Williams’ resignation as Chief Financial Officer of the Company effective June 26, 2010, in recognition of Mr. Williams’

contributions to the Company over the several years he has been with Infinera and to secure his services through the transitional period as he steps down from the role as Chief Financial Officer, we entered into a consulting agreement with Mr. Williams. Under the consulting agreement, Mr. Williams will remain a consultant to the Company from June 26, 2010 until April 1, 2011. During the term of his consulting services, Mr. Williams will receive the following compensation: (a) continued vesting in 170,000 RSUs granted on August 10, 2009, which will vest and be settled in full no later than March 15, 2011; (b) 100% of the prorated bonus, if any, for the actual performance of the Company for the six months from January 1, 2010 through June 26, 2010 under the Company’s 2010 Bonus Plan, and (c) up to six months of reimbursement of premiums under COBRA commencing on July 1, 2010. Except for the grant of RSUs described above, Mr. Williams will not vest in any other equity awards after June 26, 2010.

Stock Ownership Guidelines

The Compensation Committee believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, in 2008, we introduced stock ownership guidelines for our directors and Section 16 Officers. The ownership guidelines require executive officers and directors of Infinera to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of the effective date of the guidelines or the date of appointment or promotion of the executive officer or appointment of the director. The following bullet points list the specific Infinera share ownership requirements as a multiple of each Section 16 Officers’ or directors’ base salary or annual cash retainer:

Stock Guideline Ranges

•	CEO: 4.0x base salary

•	COO, CFO and Head of Engineering: 2.0x base salary

•	Other Section 16 Officers: 1.0x base salary

•	Non-Employee Directors: 2.0x annual cash retainer

For purposes of calculating the stock ownership of each Section 16 Officer and director, Infinera common stock owned or beneficially owned are included, together with the vested but unexercised options—to the extent that such options have a strike price lower than the price of Infinera’s common stock. Each of our Section 16 Officers has either satisfied these ownership guidelines or had time remaining to do so as of December 31, 2009.

Stock Option Granting Policy

In 2007, the Compensation Committee approved a policy for granting stock options and equity awards. Under this policy, the Non-Executive Equity Award Committee is delegated the authority to grant new hire, promotional and annual retention awards to non-executive employees pursuant to certain guidelines. The subcommittee consists of our CEO, our Chief Legal Officer and our Vice President of Human Resources. The Non-Executive Equity Award Committee meets on the first Monday of each month to approve new hire grants and promotional grants that are within pre-approved guidelines that are reviewed and approved by the Compensation Committee. Annual performance equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of this subcommittee. The delegation to this subcommittee does not include the authority to make equity incentive awards to new employees who are or reasonably expected to become Section 16 Officers or to current Section 16 Officers. All equity award grants to Section 16 Officers as well as grants that are outside of the pre-approved Compensation Committee guidelines must be made by the Compensation Committee. Annual performance equity awards for Section 16 Officers and directors typically are scheduled to occur during the first open trading window of each new calendar year, and are determined as discussed above in this Compensation Discussion and Analysis.

Revision of Financial Metrics

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a revision.

Tax and Accounting Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other of our most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit are available for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and certain other of our most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its compensation decisions.

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Carl Redfield, Chairman

Kambiz Y. Hooshmand

Reed E. Hundt

Dan Maydan, Ph.D.

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provides all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2009. As previously noted, we refer to these executive officers as our “named executive officers.”

The summary compensation table below represents “total compensation” in accordance with SEC requirements. This amount is not the actual compensation received by our named executive officers during the years reported. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns, which reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value likely will vary from the amounts actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our common stock. The actual value realized by our named executive officers from the exercise of option awards during fiscal 2009 is presented in the “2009 Option Exercises” table below. Details about the equity awards granted to our named executive officers during fiscal 2009 can be found in the “2009 Grants of Plan Based Awards” table.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Jagdeep Singh	2009	311,538	4,302,125	1,324,553	295,500	6,233,716
Executive Chairman of the Board, former President, Chief Executive Officer and Chairman of the Board	2008	298,385	—	1,764,580	—	2,062,965
	2007	219,500	—	4,019,524	460,000	4,699,024
Duston M. Williams	2009	290,769	2,796,750	735,558	143,416	3,996,493
Chief Financial Officer	2008	279,308	—	1,102,863	—	1,382,171
	2007	250,000	—	2,009,762	250,000	2,509,762
Thomas J. Fallon	2009	290,769	4,572,250	2,717,943	143,416	7,724,378
President and Chief Executive Officer, former Chief Operating Officer	2008	263,154	—	1,102,863	—	1,366,017
	2007	230,962	—	2,009,762	300,000	2,540,724
David F. Welch, Ph.D. .	2009	290,769	2,916,750	1,373,823	143,416	4,724,758
Chief Marketing and Strategy Officer	2008	278,846	—	1,102,863	—	1,381,709
	2007	219,500	—	2,009,762	184,000	2,413,262
Michael O. McCarthy III(3)	2009	260,000	2,029,250	849,525	107,562	3,246,337
Chief Legal & Administrative Officer

(1)

The amounts in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with FASB ASC Topic 718. See Note 2 of the notes to our consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on March 1, 2010 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of equity awards.

(2)

These amounts represent annual incentive bonus awards under the 2009 Bonus Plan, which is discussed and analyzed beginning on page 33. See the “2009 Grants of Plan Based Awards” table for more information on each annual incentive award in fiscal 2009. Payment of these awards was made in 2010.

(3)	Mr. McCarthy was not a named executive officer during fiscal 2007 and 2008.

2009 Grants of Plan Based Awards

The following table sets forth information regarding fiscal 2009 annual incentive bonus awards and each equity award granted to our named executive officers during fiscal year 2009.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jagdeep Singh	Stock option	2/10/2009	—	—	—	—	—	—	—	200,000	7.11	892,580
	Stock option	11/23/2009	—	—	—	—	—	—	—	112,000	8.19	431,973
	RSU	11/23/2009	—	—	—	—	—	—	37,500	—	—	307,125
	PSU	2/10/2009	—	—	—	100,000	200,000	400,000	—	—	—	2,018,000
	PSU	2/10/2009	—	—	—	50,000	100,000	200,000	—	—	—	1,042,500
	PSU	11/23/2009	—	—	—	37,500	75,000	150,000	—	—	—	934,500
	Bonus	N/A	—	375,000	—	—	—	—	—	—	—	—

Duston M. Williams	Stock option	2/10/2009	—	—	—	—	—	—	—	100,000	7.11	446,290
	Stock option	11/23/2009	—	—	—	—	—	—	—	75,000	8.19	289,268
	RSU	8/10/2009	—	—	—	—	—	—	170,000	—	—	1,266,500
	PSU	2/10/2009	—	—	—	50,000	100,000	200,000	—	—	—	1,009,000
	PSU	2/10/2009	—	—	—	25,000	50,000	100,000	—	—	—	521,250
	Bonus	N/A	—	182,000	—	—	—	—	—	—	—	—

Thomas J. Fallon	Stock option	2/10/2009	—	—	—	—	—	—	—	100,000	7.11	446,290
	Stock option	8/10/2009	—	—	—	—	—	—	—	150,000	7.45	638,265
	Stock option	11/23/2009	—	—	—	—	—	—	—	300,000	8.19	1,344,120
	Stock option	11/23/2009	—	—	—	—	—	—	—	75,000	8.19	289,268
	RSU	8/10/2009	—	—	—	—	—	—	75,000	—	—	558,750
	RSU	11/23/2009	—	—	—	—	—	—	75,000	—	—	614,250
	PSU	2/10/2009	—	—	—	50,000	100,000	200,000	—	—	—	1,009,000
	PSU	2/10/2009	—	—	—	25,000	50,000	100,000	—	—	—	521,250
	PSU	11/23/2009	—	—	—	75,000	150,000	300,000	—	—	—	1,869,000
	Bonus	N/A	—	182,000	—	—	—	—	—	—	—	—

David F. Welch, Ph.D.	Stock option	2/10/2009	—	—	—	—	—	—	—	100,000	7.11	446,290
	Stock option	8/10/2009	—	—	—	—	—	—	—	150,000	7.45	638,265
	Stock option	11/23/2009	—	—	—	—	—	—	—	75,000	8.19	289,268
	RSU	8/10/2009	—	—	—	—	—	—	75,000	—	—	558,750
	RSU	11/23/2009	—	—	—	—	—	—	25,000	—	—	204,750
	PSU	2/10/2009	—	—	—	50,000	100,000	200,000	—	—	—	1,009,000
	PSU	2/10/2009	—	—	—	25,000	50,000	100,000	—	—	—	521,250
	PSU	11/23/2009	—	—	—	25,000	50,000	100,000	—	—	—	623,000
	Bonus	N/A	—	182,000	—	—	—	—	—	—	—	—

Michael O. McCarthy III	Stock option	2/10/2009	—	—	—	—	—	—	—	75,000	7.11	334,718
	Stock option	8/10/2009	—	—	—	—	—	—	—	70,000	7.45	297,857
	Stock option	11/23/2009	—	—	—	—	—	—	—	56,250	8.19	216,951
	RSU	8/10/2009	—	—	—	—	—	—	35,000	—	—	260,750
	RSU	11/23/2009	—	—	—	—	—	—	18,750	—	—	153,563
	PSU	2/10/2009	—	—	—	37,500	75,000	150,000	—	—	—	756,750
	PSU	2/10/2009	—	—	—	18,750	37,500	75,000	—	—	—	390,938
	PSU	11/23/2009	—	—	—	18,750	37,500	75,000	—	—	—	467,250
	Bonus	N/A	—	130,000	—	—	—	—	—	—	—	—

(1)	Represents the aggregate grant date fair value of each listed equity award, computed in accordance with FASB ASC Topic 718.

Description of Awards Granted in 2009

The following narrative discusses the material information necessary to understand the information in the table above.

For each equity award made to our named executive officers during fiscal 2009, the date the award was approved by our Compensation Committee was the same as the grant date.

Option Awards. Unless otherwise set forth below, stock option awards granted to named executive officers during fiscal 2009 have a ten-year term and were all granted under our 2007 Equity Incentive Plan.

Each of Messrs. Singh, Williams, Fallon and McCarthy and Dr. Welch was granted options on February 10, 2009 to purchase the respective shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These options vest monthly over two years beginning on March 10, 2009.

Each of Messrs. Fallon and McCarthy and Dr. Welch was granted options on August 10, 2009 to purchase the respective shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These options vest monthly over two years beginning on September 10, 2009.

Each of Messrs. Singh, Williams, Fallon and McCarthy and Dr. Welch was granted options on November 23, 2009 to purchase the respective shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These options vest monthly over three years beginning on December 23, 2009 and have a seven-year term.

Mr. Fallon was granted additional options on November 23, 2009 to purchase 300,000 shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These options vest monthly over four years beginning on December 23, 2009.

Restricted Stock Units. Restricted stock unit awards granted to named executive officers during fiscal 2009 were all granted under our 2007 Equity Incentive Plan.

Each of Messrs. Williams, Fallon and McCarthy and Dr. Welch was awarded restricted stock units on August 10, 2009 covering the respective shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These restricted stock units vest on April 1, 2011. Pursuant to the consulting agreement dated January 26, 2010 between Mr. Williams and the Company, effective as of June 26, 2010, the restricted stock units will vest and be settled in full no later than March 15, 2011.

Each of Messrs. Singh, Fallon, and McCarthy and Dr. Welch was awarded restricted stock units on November 23, 2009 covering the respective shares of common stock as indicated above in the 2009 Grants of Plan Based Awards table. These restricted stock units vest on December 31, 2010.

Performance Share Units. Restricted stock unit awards granted to named executive officers during fiscal 2009 were all granted under our 2007 Equity Incentive Plan.

Each of Messrs. Singh, Williams, Fallon and McCarthy and Dr. Welch was awarded performance share units on February 10, 2009 covering the respective shares of common stock as indicated above in the first line of reported performance share units for each such named executive officer in the 2009

Grants of Plan Based Awards table. These performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The amount of shares to be awarded pursuant to the performance share units is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 1 and December 31, 2011 as compared to the 30 day trailing average as of December 31, 2008.

Each of Messrs. Singh, Williams, Fallon and McCarthy and Dr. Welch was awarded additional performance share units on February 10, 2009 covering the respective shares of common stock as indicated above in the second line of reported performance share units for each such named executive officer in the 2009 Grants of Plan Based Awards table. These performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The performance units vest in two equal annual installments following each measurement period beginning on February 10, 2012. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2011 and the six month average between July 1 and December 31, 2012 as compared to the 30 day trailing average as of December 31, 2008.

Each of Messrs. Singh, Fallon, and McCarthy and Dr. Welch was awarded performance share units on November 23, 2009 covering the respective shares of common stock as indicated above for each such named executive officer in the 2009 Grants of Plan Based Awards table. The performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 2, 2012 and January 1, 2013 as compared to the 30 day trailing average as of January 1, 2010.

Non-Equity Incentive Plan Awards. These amounts reflect the target annual incentive bonus awards payable under the 2009 Bonus Plan. Amounts actually earned under the 2009 Bonus Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the “2009 Summary Compensation Table” above.

The target amounts paid under the 2009 Bonus Plan varies depending on how actual performance compares to the established performance metrics set forth on page 33 of the Compensation Discussion and Analysis section of this Proxy Statement. The 2009 Bonus Plan places a 50% weighting on the financial goals and 50% weighting on the operational goals and establishes minimum thresholds for any bonus payout to occur. The 2009 Bonus Plan measures performance against the metrics over both the first and second half of 2009. The 2009 Bonus Plan provides no cap on the financial goals performance metric and sets a 2x cap on the operational goals performance metric. Participants in the 2009 Bonus Plan must have been employed at the end of 2009 to receive the bonus payment. The Compensation Committee retains discretion to increase, reduce or eliminate the bonus that otherwise would be payable under the 2009 Bonus Plan based on actual performance and other factors determined by the Compensation Committee.

Calculation of Grant Date Fair Value. The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflects, for each equity award granted during fiscal 2009, the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth information regarding outstanding options, performance share units and restricted stock units held by each of our named executive officers as of December 26, 2009. The vesting conditions for each award are set forth in the footnotes below the table.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant(#)	Number of Securities Underlying Unexercised Options (#)Exercisable		Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)

Jagdeep Singh	11/28/2005	274,999	274,999	(1)	—	1.32	11/28/2015	2/10/2009	200,000	(11)	1,788,000
	8/8/2006	375,000	375,000	(2)	—	2.00	8/8/2016	2/10/2009	100,000	(12)	894,000
	6/6/2007	412,500	220,000	(3)	192,500	13.00	6/6/2017	11/23/2009	75,000	(13)	670,500
	2/28/2008	200,000	69,999	(4)	130,001	13.00	2/28/2018	11/23/2009	37,500	(14)	335,250
	2/10/2009	200,000	83,333	(5)	116,667	7.11	2/10/2019
	11/23/2009	112,000	3,111	(6)	108,889	8.19	11/23/2016
Total		1,574,499	1,026,442		548,057				412,500		3,687,750
Duston M. Williams	8/8/2006	375,000	250,000	(7)	—	2.00	8/8/2016	2/10/2009	100,000	(11)	894,000
	6/6/2007	206,250	103,125	(8)	103,125	13.00	6/6/2017	2/10/2009	50,000	(12)	447,000
	2/28/2008	125,000	43,749	(4)	81,251	13.00	2/28/2018	8/10/2009	170,000	(15)	1,519,800
	2/10/2009	100,000	41,666	(5)	58,334	7.11	2/10/2019
	11/23/2009	75,000	2,083	(6)	72,917	8.19	11/23/2016
Total		881,250	440,623		315,627				320,000		2,860,800
Thomas J. Fallon	8/8/2006	100,000	100,000	(2)	—	2.00	8/8/2016	2/10/2009	100,000	(11)	894,000
	6/6/2007	206,250	110,000	(3)	96,250	13.00	6/6/2017	2/10/2009	50,000	(12)	447,000
	2/28/2008	125,000	43,749	(4)	81,251	13.00	2/28/2018	8/10/2009	75,000	(16)	670,500
	2/10/2009	100,000	41,666	(5)	58,334	7.11	2/10/2019	11/23/2009	150,000	(13)	1,341,000
	8/10/2009	150,000	25,000	(9)	125,000	7.45	8/10/2019	11/23/2009	75,000	(14)	670,500
	11/23/2009	75,000	2,083	(6)	72,917	8.19	11/23/2016
	11/23/2009	300,000	6,250	(10)	293,750	8.19	11/23/2019
Total		1,056,250	328,748		727,502				450,000		4,023,000
David F. Welch, Ph.D.	8/8/2006	187,500	187,500	(2)	—	2.00	8/8/2016	2/10/2009	100,000	(11)	894,000
	6/6/2007	206,250	110,000	(3)	96,250	13.00	6/6/2017	2/10/2009	50,000	(12)	447,000
	2/28/2008	125,000	43,749	(4)	81,251	13.00	2/28/2018	8/10/2009	75,000	(16)	670,500
	2/10/2009	100,000	41,666	(5)	58,334	7.11	2/10/2019	11/23/2009	50,000	(13)	447,000
	8/10/2009	150,000	25,000	(9)	125,000	7.45	8/10/2019	11/23/2009	25,000	(14)	223,500
	11/23/2009	75,000	2,083	(6)	72,917	8.19	11/23/2016
Total		843,750	409,998		433,752				300,000		2,682,000
Michael O. McCarthy III	5/16/2003	47,499	3,958	(1)	—	1.84	5/15/2013	2/10/2009	75,000	(11)	670,500
	11/28/2005	47,727	23,990	(1)	—	1.32	11/28/2015	2/10/2009	37,500	(12)	335,250
	8/8/2006	100,000	62,222	(2)	—	2.00	8/8/2016	8/10/2009	35,000	(16)	312,900
	6/6/2007	96,250	51,333	(3)	44,917	13.00	6/6/2017	11/23/2009	37,500	(13)	335,250
	2/28/2008	100,000	34,999	(4)	65,001	13.00	2/28/2018	11/23/2009	18,750	(14)	167,625
	2/10/2009	75,000	31,250	(5)	43,750	7.11	2/10/2019
	8/10/2009	70,000	11,666	(9)	58,334	7.45	8/10/2019
	11/23/2009	56,250	1,562	(6)	54,688	8.19	11/23/2016
Total		592,726	220,980		266,690				203,750		1,821,525

(1)	The option is fully vested.
(2)	The option is subject to an early exercise provision and is immediately exercisable. One forty-eighth of the shares subject to the option vested on July 29, 2006 and one forty-eighth of the shares vest monthly thereafter.
(3)	The option vests monthly over five years beginning on May 24, 2007. On February 22, 2010, this option was cancelled pursuant to our option exchange program. Each exchanged option to purchase one share of common stock was replaced with a new option to purchase a number of shares of common stock equal to the number of options exchanged multiplied by 0.633 which represents an exchange ratio based on the exercise price of the exchanged option, subject to rounding. The new option, which vests monthly over three years beginning on March 5, 2010, is exercisable at $7.61 per share and expires on June 6, 2017.
(4)	The option vests monthly over five years beginning on March 28, 2008. On February 22, 2010, this option was cancelled pursuant to our option exchange program. Each exchanged option to purchase one share of common stock was replaced with a new option to purchase a number of shares of common stock equal to the number of options exchanged multiplied by 0.676 which represents an exchange ratio based on the exercise price of the exchanged option, subject to rounding. The new option, which vests monthly over four years beginning on March 5, 2010, is exercisable at $7.61 per share and expires on February 28, 2018.
(5)	The option vests monthly over two years beginning on March 10, 2009.
(6)	The option vests monthly over three years beginning on December 23, 2009.
(7)	The option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares vested on June 19, 2007 and one forty-eighth of the shares vest monthly thereafter.
(8)	The option vests monthly over five years beginning on July 19, 2007. On February 22, 2010, this option was cancelled pursuant to our option exchange program. Each exchanged option to purchase one share of common stock was replaced with a new option to purchase a number of shares of common stock equal to the number of options exchanged multiplied by 0.633 which represents an exchange ratio based on the exercise price of the exchanged option, subject to rounding. The new option, which vests monthly over three years beginning on March 5, 2010, is exercisable at $7.61 per share and expires on June 6, 2017.
(9)	The option vests monthly over two years beginning on September 10, 2009.
(10)	The option vests monthly over four years beginning on December 23, 2009.
(11)	The performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The amount of shares to be awarded pursuant to the performance share units is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 1 and December 31, 2011 as compared to the 30 day trailing average as of December 31, 2008.
(12)	The performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The performance units vest in two equal annual installments following each measurement period beginning on February 10, 2012. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2011 and the six month average between July 1 and December 31, 2012 as compared to the 30 day trailing average as of December 31, 2008.
(13)	The performance share units entitle the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 2, 2012 and January 1, 2013 as compared to the 30 day trailing average as of January 1, 2010.
(14)	The restricted stock units vest on December 31, 2010.
(15)	The restricted stock units vest on April 1, 2011. Pursuant to the consulting agreement dated January 26, 2010 between Mr. Williams and the Company, effective as of June 26, 2010, the restricted stock units will vest and be settled in full no later than March 15, 2011.
(16)	The restricted stock units vest on April 1, 2011.

2009 Option Exercises

The following table presents information regarding stock options exercised by our named executive officers during 2009. The value realized upon exercise is a pre-tax amount that is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts. None of the restricted stock units or performance share units granted to our named executive officers vested during 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael O. McCarthy III	36,752	265,197

Estimated Payments and Benefits Upon Termination or Change of Control

As discussed above in the “Compensation Discussion and Analysis – Change of Control and Severance Benefits,” in late 2009, the Compensation Committee amended the change of control severance agreements with our executive officers. Following such amendments, the following terms apply with respect to our named executive officers if we undergo a change of control transaction and such individual is terminated without cause or constructively terminated within 12 months following the transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of outstanding equity awards will vest;

•	the officer will be paid a lump sum equal to twelve months of base salary; and

•	the officer will be reimbursed for premiums under COBRA for a period of twelve months.

The amount of compensation and benefits payable to each named executive officer in each termination and Change of Control situation has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the Change of Control and the executive’s employment termination occurred on December 26, 2009. The closing price of our stock as of the last day prior to our yearly close, December 26, 2009, was $8.94, which was used as the value of our stock in the calculations. The value of the vesting acceleration was calculated by multiplying the number of accelerated shares of common stock underlying outstanding equity awards as of December 26, 2009 by either the closing price of our stock as of December 26, 2009 for awards with no exercise price or the spread between the closing price of our stock as of December 26, 2009 and the exercise price for such shares, as applicable.

		Potential Payments in Connection With:
		Non-Change of Control	Change of Control
Name	Type of Benefit	Termination Without Cause ($)	Termination Without Cause or Constructively Terminated After Change of Control ($)
Jagdeep Singh	- Cash Severance	—	300,000
	- Vesting Acceleration(1)	—	4,362,452
	- Continued Coverage of Employee Benefits	15,411	15,411
	- Accrued Vacation Pay	69,808	69,808

	- Total Benefits	85,219	4,747,671

Duston M. Williams	- Cash Severance	—	280,000
	- Vesting Acceleration(2)	—	3,347,551
	- Continued Coverage of Employee Benefits	17,736	17,736
	- Accrued Vacation Pay	26,045	26,045

	- Total Benefits	43,781	3,671,332

Thomas J. Fallon	- Cash Severance	—	280,000
	- Vesting Acceleration(3)	—	4,692,214
	- Continued Coverage of Employee Benefits	17,736	17,736
	- Accrued Vacation Pay	10,379	10,379

	- Total Benefits	28,115	5,000,329

David F. Welch, Ph.D.	- Cash Severance	—	280,000
	- Vesting Acceleration(4)	—	3,219,463
	- Continued Coverage of Employee Benefits	17,736	17,736
	- Accrued Vacation Pay	37,962	37,962

	- Total Benefits	55,698	3,555,161

Michael O. McCarthy III	- Cash Severance	—	260,000
	- Vesting Acceleration(5)	—	2,130,734
	- Continued Coverage of Employee Benefits	17,736	17,736
	- Accrued Vacation Pay	35,000	35,000

	- Total Benefits	52,736	2,463,470

(1)	The vesting of 1,015,245 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 26, 2009.
(2)	The vesting of 682,502 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 26, 2009.
(3)	The vesting of 1,192,086 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 26, 2009.
(4)	The vesting of 761,097 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 26, 2009.
(5)	The vesting of 485,024 shares of common stock would accelerate if he were terminated without Cause or Constructively Terminated in connection with a Change of Control as of December 26, 2009.

Compensation of Directors

During 2009, each non-employee member of our Board of Directors received an annual retainer of $30,000, fees of $2,000 per meeting of the Board of Directors attended in person and $1,000 per meeting attended telephonically, and our lead independent director received an additional annual retainer of $15,000. In addition, the chairperson of the Audit Committee received an annual retainer of $10,000 and the chairperson of each of the Compensation Committee and Nominating and Governance Committee received an annual retainer of $5,000. Each chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee is entitled to fees of $1,000 per committee meeting attended in person or telephonically. In addition, we have a policy of reimbursing our directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board of Directors or committee meetings.

In February 2009, in connection with the grant of PSUs to the Section 16 Officers of the Company and at the recommendation of our Nominating and Governance Committee, the Board of Directors approved an equity grant of 15,000 PSUs to each non-employee member of the Board of Directors. This PSU grant was intended to align the interests of the non-employee members of the Board of Directors with the executives of the Company and the stockholders. These PSUs entitle the director to receive shares of the Company’s common stock based on the Company’s common stock price performance over a three year period as compared to NCI. The amount of shares to be awarded upon vesting is subject to adjustment within a range of 0.5x to 2.0x payout of shares based upon the change in the Company’s common stock price as measured against the change of the NCI. The measurement period for the PSUs is the trailing six month average closing price for both the Company’s common stock and NCI as of December 31, 2011 compared to the trailing 30 calendar day average closing price for both as of December 31, 2008.

In August 2009, we awarded stock options in the amount of 100,000 shares to each non-employee member of the Board of Directors. These options vest monthly over a two-year period.

Future non-employee directors will be entitled to an initial stock option award to purchase 100,000 shares of our common stock upon such director’s election to the Board of Directors. The option shall vest over a two-year period with 50% vesting after the first twelve months of service and the remainder vesting ratably each month thereafter over the next year.

Annual equity grants for a non-employee member of the Board of Directors are not made in the same year as the initial equity grants for such member of the Board of Directors.

The following table sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of our Board of Directors in fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Total ($)
Alexandre Balkanski, Ph.D.	75,000	151,350		425,510	(4)	651,860
Kenneth A. Goldman	78,000	151,350		425,510	(5)	654,860
Reed E. Hundt	67,000	151,350		425,510	(6)	643,860
Kambiz Y. Hooshmand	4,500	—		484,080	(7)	488,580
Hugh C. Martin	17,000	151,350	(8)	—	(8)	168,350
Dan Maydan, Ph.D.	59,000	151,350		425,510	(9)	635,860
Carl Redfield	70,000	151,350		425,510	(10)	646,860

Philip J. Koen is not included above as he did not join the Board of Directors until February 2010.

(1)	The amounts in this column represent cash compensation paid to each director for services as a director during 2009.

(2)	On February 10, 2009, the Company awarded performance share units to each of our directors which entitle the director to receive shares of our common stock based on Infinera’s stock price performance as compared to NCI. The amount of shares to be awarded upon vesting is subject to adjustment within a range of 7,500 to 30,000 shares based upon the change in Infinera’s stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2011 as compared to the 30 day trailing average as of December 31, 2008. The amounts in this column represent the aggregate grant date fair value of these stock awards computed in accordance with FASB ASC Topic 718 based upon achieving the performance target and a corresponding award of 15,000 shares. If the highest level of performance conditions were achieved, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the corresponding award of 30,000 shares would be $302,700.
(3)	The amounts in this column represent the aggregate grant date fair value of option awards granted in 2009 computed in accordance with FASB ASC Topic 718.
(4)	On August 10, 2009, Dr. Balkanski was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $425,510. As of December 26, 2009, Dr. Balkanski held outstanding options to purchase an aggregate of 91,925 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.
(5)	On August 10, 2009, Mr. Goldman was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $425,510. As of December 26, 2009, Mr. Goldman held outstanding options to purchase an aggregate of 142,969 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.
(6)	On August 10, 2009, Mr. Hundt was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $425,510. As of December 26, 2009, Mr. Hundt held outstanding options to purchase an aggregate of 137,500 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.
(7)	On December 15, 2009, Mr. Hooshmand was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $484,080. As of December 26, 2009, Mr. Hooshmand held outstanding options to purchase an aggregate of 100,000 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.
(8)	On June 11, 2009, the performance share units awarded to Mr. Martin were cancelled. Mr. Martin holds no options as of December 26, 2009 due to his decision not to stand for re-election at our 2009 Annual Meeting.
(9)	On August 10, 2009, Dr. Maydan was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $425,510. As of December 26, 2009, Dr. Maydan held outstanding options to purchase an aggregate of 125,000 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.

(10)	On August 10, 2009, Mr. Redfield was granted an option to purchase 100,000 shares of our common stock. The grant date fair value of such option, computed in accordance with FASB ASC Topic 718, was $425,510. As of December 26, 2009, Mr. Redfield held outstanding options to purchase an aggregate of 125,000 shares of our common stock. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2010, for a discussion of all assumptions made by the Company in determining the grant date fair value of our equity awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), stockholder proposals must comply with our Amended and Restated Bylaws (“Bylaws”) and the requirements of Rule 14a-8 under the Exchange Act and be received by our Secretary at our principal executive offices no later than December 10, 2010, or no later than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2011 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for our Board of Directors that the stockholder wishes to raise at our 2011 Annual Meeting. To be timely, the stockholder notice must be received by our Secretary not later than February 23, 2011 nor earlier than January 24, 2011, or no later than the 45th day nor earlier than the 75th day before the one year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting, in order to be raised at our 2011 Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for our Board of Directors, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.infinera.com.

Under Rule 14a-8 of the Exchange Act, if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2011 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual

Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2011 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2011 Annual Meeting is first made.

If we receive notice of a matter to come before the 2011 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2011 Annual Meeting. If such matter is brought before the 2011 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING

THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Infinera stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report or if you would like an additional copy of any of the proxy materials, please notify your broker and direct your written request to Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, Attn: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III
Chief Legal & Administrative Officer and
Corporate Secretary

March 31, 2010

ATTN: CORPORATE SECRETARY

169 JAVA DRIVE

SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

Election of Directors

Nominees

01 Kenneth A. Goldman

02 Carl Redfield

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

0000000000 02

The Board of Directors recommends you vote FOR the following proposal(s):

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 25, 2010.

NOTE: These items of business are more fully described in the Proxy Statement accompanying this Notice. We will transact such other business as may properly come before the Annual Meeting or at any and all postponements or adjournments of the Annual Meeting.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners)0000059990_1 R2.09.05.010Date

SHARES CUSIP # SEQUENCE #

Infinera Corporation 169 Java Drive Sunnyvale, CA 94089

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

Proxy- Infinera Corporation

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 19, 2010 10:00 a.m., Pacific Time

Proxy Solicited by Board of Directors for Annual Meeting - May 19, 2010

The undersigned hereby appoints Ita Brennan and Michael O. McCarthy lll, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to held May 19, 2010 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 (Election of Directors) and FOR Proposal 2 (To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the company for its fiscal year ending December 25, 2010). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued, and to be marked, dated and signed on reverse side

0000059990_2 R2.09.05.010